                                                                    EXHIBIT 10.1




                                   AGREEMENT
                                      FOR
                          PURCHASE AND SALE OF ASSETS


         This AGREEMENT FOR PURCHASE AND SALE OF ASSETS (this "Agreement") is made and entered into this 28th day of June, 1996 by and among NOVNER ENTERPRISES, INC., an Ohio corporation ("Novner"), ALVIN NOVICK, an individual ("Alvin"), PHYLLIS NOVICK, an individual ("Phyllis"; Novner, Alvin and Phyllis are each individually and collectively referred to as "Seller" and "Sellers"), AMERICAN TELECASTING OF CINCINNATI, INC., a Delaware corporation ("Buyer") and, for purposes of Section 11.12 only AMERICAN TELECASTING, INC., a Delaware corporation ("ATI").

         WHEREAS, Sellers and Cincinnati Wireless Cable, Inc., an Ohio corporation ("CWC"), own or lease certain wireless cable channel rights, or applications therefor, in the Cincinnati, Ohio market, Sellers operate systems to provide certain private cable services in the Cincinnati, Ohio market and for the Holiday Inn (formerly Ramada) at Sanibel Island, Florida (collectively, the "SMATV System") (all of Sellers' and CWC's wireless cable channel rights and/or applications therefor, all other wireless cable television assets owned or leased by Sellers and CWC, the SMATV System, and all assets related thereto are collectively referred to herein as the "Business");

         WHEREAS, Buyer desires to purchase from Sellers and Sellers desire to sell to Buyer all of Sellers' rights, title and interest in and to the Business, on and subject to the terms and conditions set forth herein;

         WHEREAS, Buyer wishes to acquire control of CWC's assets used in the Business by means of a purchase of all of the outstanding capital stock of CWC and as part of this transaction; and

         WHEREAS, Alvin and Phyllis own all of the outstanding capital stock in CWC and desire to sell such stock to Buyer pursuant to the terms set forth herein;

         NOW THEREFORE, in consideration of the premises and promises herein contained, the parties agree as set forth below.

                                   ARTICLE I

                          PURCHASE AND SALE OF ASSETS

         1.1. The Transaction. Sellers shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase, accept, assume and receive, all of their respective right, title and interest in and to the Purchased Assets (as defined in Section 1.2 below).

         1.2. Purchased Assets. The "Purchased Assets" are all of the assets, properties, rights, licenses, permits and claims of Sellers or any affiliated person or entity used in, relating to, or arising from the conduct of the Business, including, but not limited to, the following, but excluding assets owned by CWC:

         (a) all wireless cable channel rights and authorizations relating to or used in the Business (including all contracts or leases giving the Business the right to use wireless cable channel rights and authorizations owned by other entities) including, without limitation, those wireless cable channel rights and fixed earth station authorizations listed on Schedule 4.21 attached hereto (the "Channel Rights");

         (b) all agreements, contracts and assets used in or related to the SMATV System, including, but not limited to, those agreements, contracts and assets listed on Schedule 1.2(b) attached hereto (such agreements and contracts are referred to herein as the "SMATV Contracts");

         (c) all other permits, licenses, franchises, product registrations, filings, authorizations, approvals and indicia of authority (and pending applications for any thereof) necessary to (i) to conduct the operations of the Business and to own, manufacture, construct, operate and maintain any product, service, fixture, facility, equipment, vehicle, machinery or installation of the Business, or (ii) to store, transport, dispose of, market, use or sell any goods or services used, handled, produced, disposed of, marketed or sold in the operation of the Business, as issued by any governmental agency or instrumentality (the "Approvals"), including but not limited to those which are listed on Schedule 1.2(c);

         (d) all transmission equipment used in connection with the Business and the Channel Rights, including, but not limited to, the equipment listed on Schedule 1.2(d) attached hereto;

         (e) all rights in, to and under the tower rental agreements listed on Schedule 1.2(e) attached hereto (the "Tower Lease Agreements");

         (f)        all assets listed on Schedule 1.2(f) attached hereto;

         (g) all rights under any other contracts, licenses, instruments and other agreements relating to the Business including, without limitation, all rights under agreements with employees and consultants concerning confidentiality and the assignment of inventions;

         (h) all accounts which arose in the ordinary course of the Business (except for the account receivable owed by The Crosley Bar);

         (i) all fixtures, machinery and equipment, whether owned or leased relating solely to the Business;

         (j) the BSI billing system and any other billing systems relating solely to the Business;

         (k) all supplies, parts, components, work in process, finished goods and other inventories relating solely to the Business;

         (l) all performance and other bonds, security and other deposits, and advances maintained for use in the conduct of the Business;

         (m) all patents, trademarks, trade names, trade styles, logos and service marks and all applications and registrations therefor and licenses thereof relating to the Business;

         (n) all customer files, all lists of customers, all rights and claims under customer orders, service agreements, purchase orders, dealer and distributorship agreements, and other similar commitments relating solely to the Business;

         (o) all documents and records relating to the Purchased Assets, or the operations, products or services of the Business (including historical cost and pricing data), and employment and personnel records for all employees of the Business;

         (p) copies or originals of all accounting books, records, ledgers and electronic data processing materials relating solely to the Business;

         (q) all customer deposits, all prepaid expenses, deferred charges and rights to volume rebates due from suppliers relating solely to the Business;

         (r) all easements, appurtenances and privileges located on real property and used in the Business and all improvements, fixtures and other appurtenances related thereto;

         (s)        the vehicles listed on Schedule 1.2(s) (the "Vehicles");

         (t) all of the outstanding shares of the CWC's capital stock, no par value (the ownership of all of the outstanding stock of CWC is set forth on Schedule 1.2(t); all of the outstanding capital stock of CWC is referred to as herein as the "Stock"); and

         (u) all other assets, properties, rights and claims related to the operations of the Business which arise in or from the conduct thereof.

Notwithstanding anything contained herein to the contrary, the Purchased Assets shall not include (i) the assets listed on Schedule 1.2(z) attached hereto,
(ii) all assets related solely to systems at or contracts for the Hills Community Properties (which means any property now or hereafter owned, managed or controlled by Hills Developers, the Gutman family or any affiliates), (iii) the Special Account, (iv) the "Novner" name which is being retained by Novner,
(v) Novner's office furnishings, fixtures, supplies, telephone and telecopy systems, programming agreements, contracts with suppliers, customer deposits related to the videoway equipment, and the videoway equipment, and (vi) all notes receivable of Novner (collectively, the "Excluded Assets"). For purposes hereof, the "Special Account" shall mean the separate line of business of Novner, as distinct from Novner's wireless cable and SMATV television business (the assets of which are being sold to Buyer hereunder), which has its own checking account and accounting system and whose activities are limited to commercial and residential satellite TV sales and installations (all sizes) and programming, and "home-like" entertainment systems, both residential and commercial. To the extent that Novner is in compliance with its obligations hereunder and a SMATV Contract and the equipment directly related thereto are managed by Buyer under the Management Agreement (defined in Section 3.2 (a)(v)) and are not assigned to Buyer on or before the first anniversary of the First Closing Date, such SMATV Contract and any equipment directly related thereto shall be deemed to be "Excluded Assets" hereunder.

         1.3. Assumed Obligations. Buyer shall assume and discharge only those obligations (the "Assumed Obligations") of Sellers specifically arising under the Channel Rights, the Tower Lease Agreements, the SMATV Contracts, and the Approvals assigned to Buyer after the First Closing or the Second Closing (as such capitalized terms are defined in Section 3.1 below), as the case may be. Buyer shall forever defend, indemnify and hold harmless Sellers from and against any and all liabilities, obligations, claims, damages (including incidental and consequential damages), costs and expenses (including court costs and reasonable attorneys' fees) related to or arising from Buyer's failure to fully perform and discharge the Assumed Obligations. Buyer further agrees to pay and discharge all such Assumed Obligations as they come due.

         1.4. Excluded Liabilities and Obligations. Except as expressly set forth in Section 1.3 above, Buyer shall not assume and shall not be liable or responsible for any debt, obligation or liability of Sellers, any Affiliate (as defined in Section 4.4) of any Seller, or any claim against any of the foregoing, of any kind, whether known or unknown, contingent, absolute, or otherwise. Except for the Assumed Obligations set forth in Section 1.3 hereof, Sellers shall forever defend, indemnify and hold harmless Buyer from and against any and all liabilities, obligations, losses, claims, damages (including incidental and consequential damages), costs and expenses (including court costs and reasonable attorneys' fees) related to or arising from the Business or the Purchased Assets prior to the First Closing Date or the Second Closing Date, as the case may be.


                                   ARTICLE II

                           CONSIDERATION FOR TRANSFER

         2.1. Consideration. The aggregate consideration for the Purchased Assets is $5,188,163 as adjusted pursuant to Sections 2.2, 2.3 and
2.4 below (the "Purchase Price"). The Purchase Price shall be paid to Sellers as set forth below.

         (a) As provided in Subsection (b) below, on the First Closing Date Buyer shall wire transfer to Pepper & Corazzini ("Escrow Agent") $97,500 (the "First Closing Deposit"), on the Second Closing Date Buyer shall wire transfer to the Escrow Agent $150,000 (the "Second Closing Deposit"), pursuant to the terms of the Indemnification Escrow Agreement among Buyer, Sellers, and Escrow Agent, in substantially the form of Schedule 2.1(a) attached hereto (the "Indemnification Escrow Agreement").

         (b) On the First Closing Date, Buyer shall make the following wire transfers:

                    i) to Novner, an amount equal to $2,071,359, as adjusted pursuant to Section 2.2 below, minus an amount equal to the First Closing Deposit, the First LOI Deposit (as defined in Section 2.4 below), and the Second LOI Deposit (as defined in Section 2.4 below)(such net payment is referred to herein as the "First Closing Payment");

                    ii) to the Escrow Agent, an amount equal to the First Closing Deposit pursuant to the terms of the Indemnification Escrow Agreement; and

                    iii) to the Escrow Agent, an amount equal to the Adjustment Amount (as defined in Section 2.2(b)(ii)), if any, pursuant to the terms of the Subscriber Escrow Agreement among Novner, Buyer and Escrow Agent, in substantially the form of Schedule 2.1(b)(iii) attached hereto (the "Subscriber Escrow Agreement").

         (c) On the Second Closing Date, Buyer shall make the following wire transfers:

                    i) to Alvin and Phyllis jointly, an aggregate amount equal to the $3,116,804, as adjusted pursuant to Sections
                    2.2 and 2.3, minus an amount equal to the Second Closing Deposit and the MDS Amount (as defined in Section 2.3) (such net payment is referred to herein as the "Second Closing Payment"); and

                    ii) to the Escrow Agent, an amount equal to the Second Closing Deposit pursuant to the terms of the Indemnification Escrow Agreement; and

                    iii) an amount equal to the MDS Amount to either Novner or the Escrow Agent, as determined in accordance with
                    Section 2.3(a), and if to Escrow Agent, pursuant to the terms of the MDS Escrow Agreement among Novner, Buyer and the Escrow Agent, in substantially the form of Schedule 2.1(c)(iii) attached hereto (the "MDS Escrow Agreement").

         (d) Of the aggregate Purchase Price of $5,188,163, $2,071,359 shall be paid to Novner, and $2,966,804 shall be paid to Alvin and Phyllis jointly, and the MDS Escrow Amount will be paid to Novner as set forth in
Section 2.3(a).  All adjustments,
deposits and partial payments shall be allocated among the Sellers in proportion to the amounts reflected in the prior sentence.

         2.2        Adjustments to Purchase Price.

         (a) The Purchase Price shall be reduced by the aggregate amount of any and all obligations or liabilities associated with the Purchased Assets except for Assumed Obligations as follows:

                    i) at the First Closing, the $2,071,359 of the Purchase Price otherwise payable shall be reduced by the aggregate amount of any and all obligations or liabilities associated with the SMATV Assets (as defined in Section 3.1(a) below) which are assumed by Buyer as of the First Closing Date (if monies equal to all customer deposits of the Business are not delivered to Buyer at the First Closing, the amount of such deposits will be considered a liability to be deducted from the Purchase Price) and such reduction shall be made by decreasing the $2,071,359 of the Purchase Price;

                    ii) at the First Closing, the $2,071,359 of the Purchase Price otherwise payable shall be increased by an amount equal to all prepaid expenses paid by Novner and related solely to the SMATV Assets for business and license fees, utility charges, property and equipment rentals, and other service charges which are allocable to the period after July 1, 1996, and such increase shall be made by increasing the $2,071,359 of the Purchase Price; and

                    iii) at the Second Closing, the $3,116,804 of the Purchase Price otherwise payable shall be reduced by the aggregate amount of any and all obligations or liabilities associated with the Wireless Assets (as defined in Section 3.1(b) below) which are assumed by Buyer as of the Second Closing Date, except for tower related payments paid by Buyer pursuant to Section 7.5, and such reduction shall be made by decreasing $3,116,804 of the Purchase Price.

         (b) The Purchase Price shall also be adjusted based on the number of Subscribers of the SMATV System as follows:

                    i) in the event that the number of Subscribers (as defined in Subsection (e) below) delivered to Buyer under new SMATV Qualifying Contracts (as defined in

                    Section 2.2(c)) entered into after May 29, 1996 and on or before the First Closing Date, plus the 2,428 Subscribers which the SMATV System had as of May 29, 1996 (all such Subscribers are referred to herein as the "Closing Subscribers"), exceeds 3,000, the Purchase Price shall be increased by an amount equal to such excess multiplied by $650; provided, however that in no event shall such increase exceed $250,000; and

                    ii) in the event that there are less than 2,400 Closing Subscribers as of the First Closing Date, the Purchase Price shall be decreased by an amount equal to $500 multiplied by the number equal to 2,400 minus the number of Closing Subscribers (the "Adjustment Amount"), except that there shall not be a reduction in the Purchase Price to the extent that such reduction is due to the exclusion of the Queens Tower and Grandin House subscribers.

Any increase or decrease in the Purchase Price under this Section 2.2(b) shall be made by increasing or decreasing, as the case may be, the $2,071,359 portion of the Purchase Price.

         (c)        i)       Novner shall be entitled to "earn-back" an amount
                    equal to the Adjustment Amount, if any, by delivering to Buyer, duly executed consent to assignment and certification agreement(s) and/or acknowledgement letter(s) which were not delivered at the First Closing, within one year after the First Closing. Within five days after receipt of each such agreement or letter and a bill of sale, in substantially the form of Schedule 3.2(b)(ii) by Buyer, Buyer and Novner shall instruct the Escrow Agent to release to Novner an amount equal to $500 multiplied by the number of Subscribers set forth on Schedule 4.25 and subject to such agreement or letter, or, in the event that the Subscriber Escrow Agreement has terminated, Buyer shall deliver, within fifteen days after receipt of each such agreement or letter and bill sale, such amount to Novner via wire transfer; provided, however that in no event shall Novner be entitled to "earn-back" an aggregate amount greater than the Adjustment Amount under this Section 2.2(c)(i).

                    ii) Novner shall also be entitled to also "earn-back" an aggregate amount equal to $250,000 (the "Original SMATV Reduction Amount"), to the extent that the number of Subscribers assigned to Buyer under this Agreement at or following the First Closing exceeds 3,000, by delivering to Buyer, on or before the first anniversary of the First Closing Date, SMATV or MDU contracts to provide services in the greater Cincinnati market, each of which contains terms and conditions standard to ATI and its subsidiaries' SMATV and MDU contracts, and which is for a term of at least five years and provides a rate of return of 30% as determined in accordance with ATI's standard procedures for SMATV and MDU contracts (such rate of return calculation to be based on projected penetrations similar those achieved elsewhere by ATI and its subsidiaries similar to those achieved elsewhere by ATI and its subsidiaries). Within five days after executing each such contract, Novner shall deliver a copy of the signed contract to Buyer for its review. Within fifteen days after Buyer's receipt of such contract, Buyer will notify Novner in writing whether or not it accepts such contract (all such accepted contracts are referred to herein as "Qualifying Contracts"). Within ten days after receipt of such notice from Buyer, Novner shall deliver an assignment of such Qualifying Contract to Buyer, in a form satisfactory to Buyer, and Buyer shall deliver to Sellers an amount equal to (A) if such Qualifying Contract is for a SMATV or MDU system which has been fully constructed to Buyer's satisfaction, $650 for each subscriber who has signed a contract to receive the basic channel package, not "pay" or "premium" services, under such Qualifying Contract, or (B) if there are no existing subscribers under such Qualifying Contract or if the system has not been fully constructed to Buyer's satisfaction, $650 per projected subscriber minus the costs of construction of the system allocated on a per subscriber basis, consistent with ATI's standard practices, and subject to the 30% internal rate of return described above based on projected penetrations similar to those achieved elsewhere by ATI; provided, however, that in no event shall a subscriber be considered within the definition of a Subscriber if such subscriber received television services from Sellers or Buyer in the past (except for subscribers receiving service under current or proposed contracts with Storer Communications of Kentucky, Inc./TKR or Warner Cable Communications, Inc. described in more detail on Schedule 2.2(c) attached hereto (the "TKR and Warner

                    Contracts")). Novner hereby covenants and agrees to only enter into contracts which it reasonably believes satisfy the above criteria. In the event that Buyer does not accept a contract delivered to Buyer within the fifteen day period because Buyer reasonably believes such contract does not meet the above criteria, Novner may either service such contract or sell such contract to a third party and such activities will not be considered a breach of Sellers' obligations under the Non-competition Agreements (as defined in Section 3.2(b)(ix)). Notwithstanding anything contained herein to the contrary, on the date that Novner "earns-back" an amount equal to the Original SMATV Reduction Amount or the date Novner obtains a waiver or exemption from the FCC regarding the "cross-ownership" rules and regulations which could prohibit Buyer's operation of a wireless cable system and SMATV systems in Cincinnati, in a form reasonably satisfactory to Buyer (Buyer also agrees a temporary waiver in the nature of the "Blackstone" waiver that allows Buyer to operate both the Wireless Assets and the SMATV Assets on a temporary basis for at least twelve months shall be satisfactory to for Buyer) (the "FCC Waiver") Sellers shall immediately discontinue all activities related to SMATV subscribers and contracts in the greater Cincinnati market, except for activities permitted under the Non-competition Agreements.

         (d) Notwithstanding anything contained in this Agreement to the contrary, in no event shall the aggregate amount of the First Closing Payment, the Adjustment Amount, the First LOI Deposit, the Second LOI Deposit, the First Closing Deposit and all payments made to Sellers under Qualifying Contracts and the TKR and Warner Contracts and Section 7.6 exceed an amount equal to $2,321,359.

         (e) For purposes of this Agreement, "Subscribers" shall mean all those subscribers receiving the basic channel package (not "pay" or "premium" services) offered by Sellers in the Cincinnati, Ohio Market, and in the Sanibel Island, Florida market, and whose bills for such services are not more than 60 days past due. Notwithstanding the above, (i) all subscribers which are related to hotel, motel or retirement contracts shall be counted on an equivalent basic unit basis equal to the number of such subscribers divided by three, (ii) in the case of subscribers receiving programming from under the TKR and Warner Contracts, such subscribers shall only be considered to be

Subscribers if and when Sellers deliver to Buyer a programming agreement signed by Storer Communications of Kentucky, Inc./TKR or Warner Cable Communications, Inc. which is assignable to Buyer and has a term of at least one year from a date on or after the First Closing, and (iii) the first 100 Subscribers whose bills are more than 60 days but less than 120 days past due at May 29, 1996 shall be included as "Subscribers" for the minimum Subscriber calculations, if each such Subscriber has been a subscriber for the last six months. Notwithstanding anything contained herein to the contrary, in no event shall a subscriber be considered within the definition of "Subscriber" unless the SMATV or MDU contract or the TKR and Warner Contracts pursuant to which such subscriber receives services is assigned to Buyer and Sellers deliver a consent to assignment and certification agreement for such written contract or acknowledgement letter for such oral contract under Section 3.2(b)(iii) below; if a consent to assignment and certification agreement or acknowledgement letter is not delivered for such contract(s) at the First Closing, the number of subscribers subject to such contract(s) will be deducted from the number of Closing Subscribers and a corresponding reduction in the First Closing Payment will be made under Section 2.2(b)(ii).

         2.3        Additional Adjustment for Licenses Not Held by Novner.

         (a) If the FCC has not authorized by Final Order (as defined in Subsection (b) below) (i) the assignment of the MDS- 1 channel license for Cincinnati to Novner and such assignment has not been consummated on or before the Second Closing Date, and (ii) the petition for reconsideration filed by Novner seeking to have the FCC reinstate the MDS-2 channel application for Cincinnati on or before the Second Closing Date, then Buyer shall at the Second Closing deliver $150,000 of the $3,116,804 Purchase Price otherwise payable (the "MDS Amount") to the Escrow Agent pursuant to terms and conditions of the MDS Escrow Agreement. In the event that a Final Order and closing assigning the MDS-1 channel license to Novner or a Final Order granting the MDS-2 channel license to Novner occurs on or before January 31, 1998, the Escrow Agent shall deliver the monies, including interest, in escrow under the MDS Escrow Agreement to Novner within five business days after the date either such grant becomes a Final Order. In the event that the FCC does not grant by Final Order either the MDS-1 assignment application to Novner and such assignment has not been consummated or the MDS-2 application to Novner, on or before January 31, 1998, the Purchase Price shall be permanently reduced by an amount equal to the MDS Amount and the Escrow Agent shall deliver all monies under the MDS Escrow Agreement to Buyer.

         (b) For purposes of this Agreement, a "Final Order" means an FCC action granting an application as to which the time for filing for administrative or judicial review or reconsideration or for the FCC to set aside such grant on its own motion has expired without any such filing having been made or FCC action taken, or, in the event of such filing or FCC action, the FCC grant has been reaffirmed or upheld and the time for seeking further administrative or judicial review with respect thereto has expired without any such request for such further review having been filed.

         2.4. Credit for Disbursements from Escrows. Pursuant to the terms of that certain Escrow Agreement among ATI, CWC, Novner, Alvin, Phyllis and Escrow Agent dated October 23, 1995 (the "First Escrow Agreement"), ATI deposited $25,000 into escrow (the "First LOI Deposit"). Pursuant to the terms of that certain Escrow Agreement among ATI, CWC, Novner, Alvin, Phyllis and Escrow Agent dated November 7, 1995 (the "Second Escrow Agreement"), ATI deposited $100,000 into escrow (the "Second LOI Deposit"). The $125,000 (together with interest) deposited in escrow pursuant to the First Escrow Agreement and the Second Escrow Agreement shall be disbursed to Novner and credited against the Purchase Price payable at the First Closing.

         2.5. Allocation of the Purchase Price. The Purchase Price shall be allocated as follows: (a) a total of $2,071,359 for the SMATV System and the Subscribers, suballocated at $100 per Subscriber of the SMATV System for the Forum/Clifton Colony subscribers and for any other contracts which have a term of less than one year and $200,000 for the SMATV equipment, (b) $1,000,000 for the Stock, and (c) the remainder of the Purchase Price for the Wireless Assets.

         2.6. No Further Ownership Rights in CWC. At and after the Second Closing Date, Alvin and Phyllis shall cease to have any rights as stockholders, officers, directors or creditors of CWC.


                                  ARTICLE III

                    THE FIRST CLOSING AND THE SECOND CLOSING

         3.1.       The Closings.

         (a) On such date as is mutually agreed to by the parties hereto but in no event later than June 30, 1996 (the "First Closing Date"), the first closing (the "First Closing") shall be held at McDermott, Will & Emery, 1850 K Street, N.W., Washington, DC 20006, at 10:00 a.m., or at such other place as mutually agreed to by the parties hereto, at which time Sellers shall transfer title to the Purchased Assets used in the operation of the SMATV System (collectively, the "SMATV Assets") and Buyer shall make the payments required under Section 3.2(a); provided, however, that the SMATV Assets shall not include the TKR and Warner Contracts and subscribers thereunder unless contract(s) with TKR and/or Warner satisfying the requirements to Section 2.2(e) above and consents to such assignments in the form of Schedule 3.2(b)(ii) are delivered to Buyer. Subject to the terms of this Agreement, at the First Closing, Sellers shall take all steps necessary to place Buyer in actual possession and operating control of the SMATV Assets.

         (b) On such date as mutually agreed to by the parties hereto but in no event later than November 15, 1996 (the "Second Closing Date"), the second closing (the "Second Closing") shall be held at McDermott, Will & Emery, 1850 K Street, N.W., Washington, DC 20006, at 10:00 a.m., or at such other place as mutually agreed to by the parties hereto, at which time Novner, Alvin and Phyllis shall transfer title to the Purchased Assets used in the operation of Sellers' wireless cable business and all other Purchased Assets not already transferred to Buyer at the First Closing (collectively, the "Wireless Assets") and the Stock, and Buyer shall make the payments required under Section 3.3(a). At the Second Closing, Sellers shall take all steps necessary to place Buyer in actual possession and operating control of the Wireless Assets and the Stock.

         3.2.       Deliveries at the First Closing.

         (a)        At the First Closing, Buyer shall deliver the following to
Sellers:

                    i) a certificate signed by a duly authorized officer of Buyer attesting to the accuracy of Buyer's representations and warranties and Buyer's compliance with its covenants and obligations under this Agreement as of the First Closing Date;

                    ii) the First Closing Payment, via wire transfer, to Sellers pursuant to written wire transfer instructions delivered by Sellers;

                    iii) the Indemnification Escrow Agreement, the Subscriber Escrow Agreement duly executed by Buyer;

                    iv) wire transfers to Escrow Agent representing the First Closing Deposit and the Adjustment Amount, if any;

                    v) the management agreement between Buyer and Novner, duly executed by Buyer substantially in the form of Schedule 3.2(a)(v) hereto (the "Management Agreement");

                    vi) a lease agreement (the "Lease") with Alvin Novick for approximately 4,000 square feet of office space located at 9919 Springfield Pike, Cincinnati, Ohio, in substantially the form of Schedule 3.2(a)(vi) hereto; and

                    vii) such other instruments or documents as may be reasonably necessary to carry out the transactions contemplated hereby.

         (b) At the First Closing, Sellers shall deliver the following to Buyer:

                    i) certificates of each Seller signed by such Seller or a duly authorized officer of such Seller attesting to the accuracy of such party's representations and warranties and such party's compliance with its covenants and obligations under this Agreement as of the First Closing Date;

                    ii) a general assignment and bill of sale duly executed by Novner assigning all rights and interests to the SMATV Assets, in substantially the form of Schedule 3.2(b)(ii) attached hereto;

                    iii) consent to assignment and certification agreements for all written contracts and acknowledgement letters for all oral contracts (except the TKR and Warner Contracts) included within the SMATV Assets duly executed by all parties thereto (except Buyer), in substantially the form of Schedule 3.2(b)(iii)(A) for written agreements and the form of Schedule 3.2(b)(iii)(B) for oral agreements attached hereto; provided, however, that, with respect to agreements covering Subscribers to the SMATV systems, Novner shall only be required to deliver consent to assignment and certification agreements and acknowledgement letters covering 1,000 Subscribers;

                    iv) an opinion of Vorys, Sater, Seymour & Pease, in substantially the form of Schedule 3.2(b)(iv) attached hereto;

                    v) the Indemnification Escrow Agreement duly executed by Sellers, and the Subscriber Escrow Agreement duly executed by Novner duly executed by Alvin and Phyllis;

                    vi)  the Management Agreement duly executed by Novner;

                    vii) a non-competition agreement duly executed by each of Novner, Alvin, Phyllis, Howard Friedman, and each other officer, director or shareholder of Novner or CWC, substantially in the form of Schedule 3.2(b)(vii) hereto (collectively, the "Non-competition Agreements");

                    viii) a list identifying each account receivable of Novner related to the Business and the amount owed by each debtor as of day before the First Closing Date, in a form acceptable to Buyer;

                    ix) a list identifying each account payable and each other obligation of Novner and CWC, and the amount owed by each such party as of the day before the First Closing Date, in a form acceptable to Buyer;

                    x) evidence satisfactory to Buyer that the SMATV System serves at least 2,000 Subscribers (computed by including all persons who are otherwise Subscribers under the SMATV Contracts without regard to whether a consent to assignment and certification agreement or acknowledgment letter has been obtained at the First Closing);

                    xi) a list identifying each subscriber who has given a deposit to the Business and the amount of each such deposit as of the day before the First Closing Date;

                    xii) evidence satisfactory to Buyer that the shareholders and the Board of Directors of Novner has approved this Agreement and the transactions contemplated herein in accordance with requirements of applicable state corporate law;

                    xiii) payoff and release letters from creditors of Sellers with respect to debts or liabilities relating to the SMATV Assets, together with UCC-3 termination statements with respect to financing statements previously filed in favor of said creditors against any of the SMATV Assets;

                    xiv) certificates of title for the Vehicles duly endorsed in favor of Buyer;

                    xv)  the Lease duly executed by Alvin Novick;

                    xvi) an indemnification letter agreement regarding the Channel Rights and related equipment duly executed by Sellers, in a form acceptable to Buyer; and

                    xvii) such other instruments or documents as may be reasonably necessary to carry out the transactions contemplated hereby.

         3.3.       Deliveries at the Second Closing.

         (a) At the Second Closing, Buyer shall deliver the following to Alvin and Phyllis:

                    i) a certificate signed by a duly authorized officer of Buyer attesting to the accuracy of Buyer's representations and warranties and Buyer's compliance with its covenants and obligations under this Agreement as of the Second Closing Date;

                    ii)  the Second Closing Payment and any amount due under
                    Section 7.6, if any, via wire transfer, to Alvin and Phyllis pursuant to written wire transfer instructions delivered by Alvin and Phyllis;

                    iii) a wire transfer to Escrow Agent representing the Second Closing Deposit and the MDS Amount;

                    iv)  the MDS Escrow Agreement duly executed by Buyer; and

                    v) such other instruments or documents as may be reasonably necessary to carry out the transactions contemplated hereby.

         (b) At the Second Closing, Sellers shall deliver the following to Buyer:

                    i) certificates of each Seller selling Purchased Assets at the Second Closing signed by such Seller or a duly authorized officer of such Seller, attesting to the accuracy of such party's representations and warranties and such party's compliance with its covenants and obligations under this Agreement as of the Second Closing Date;

                    ii) a general assignment and bill of sale duly executed by each Seller selling Purchased Assets at the Second Closing assigning all rights and interests to the Wireless Assets, in substantially the form of Schedule 3.2(b)(ii) attached hereto;

                    iii) consent to assignment and certification agreements for all agreements included within the Wireless Assets, including, but not limited to, all agreements included within the Channel Rights and the Tower Lease Agreements, duly executed by all parties thereto (except Buyer), in substantially the form of Schedule 3.2(b)(iii)(A) attached hereto;

                    iv) an opinion of Vorys, Sater, Seymour & Pease, in substantially the form of Schedule 3.3(b)(iv) attached hereto;

                    v) a channel lease agreement with purchase option in favor of Buyer for each of the E Group channel license duly executed by Alvin and Phyllis, the F Group channel license duly executed by Alvin and Phyllis, the MDS-1 channel license duly executed by Novner, and the MDS-2 channel license, duly executed by Novner, in substantially the form of Schedule 3.3(b)(v) attached hereto;

                    vi) a list identifying each account receivable of CWC and each account receivable of Alvin and Phyllis related to the Purchased Assets and the amount owed by each debtor as of day before the Second Closing Date, in a form acceptable to Buyer;

                    vii) a list identifying each account payable and each other obligation of Novner, CWC, Alvin and Phyllis related to the Stock and the Purchased Assets, and the amount owed by Novner, CWC, Alvin and Phyllis as of the day before the Second Closing Date, in a form acceptable to Buyer;

                    viii) an opinion of Pepper & Corazzini, L.L.P. regarding Federal Communications Commission matters, in substantially the form of Schedule 3.3(b)(viii) hereto;

                    ix) payoff and release letters from creditors of Sellers with respect to debts or liabilities relating to the Wireless Assets, together with UCC-3 termination statements with respect to financing statements previously filed in favor of said creditors against any of the Wireless Assets;

                    x) stock certificates representing all of the Stock, properly endorsed for transfer to Buyer or in blank;

                    xi) a certificate of the Secretary of CWC certifying copies of the Articles of Incorporation, By-laws, minute book and stock record book of CWC are true, correct and complete copies of such documents, and a copy of the Certificate of Incorporation of CWC and all amendments thereto, certified by the Secretary of State of Ohio, as of a date not earlier than 10 days prior to the Second Closing Date;

                    xii) resignations effective immediately from all of CWC's officers, directors and employees;

                    xiii) the MDS Escrow Agreement duly executed by Novner; and

                    xiv) such other instruments or documents as may be reasonably necessary to carry out the transactions contemplated hereby.

         3.4.       Nonassignable Contracts and Licenses.

         (a) To the extent that the assignment by Sellers of any of (i) the Channel Rights, Approvals, SMATV Contracts, or Tower Lease Agreements, (ii) any government approvals related to the Business, or (iii) any sales order, purchase order, lease, license or other contract included in the Purchased Assets (collectively, the "Contracts and Licenses") is not permitted without
(A) the consent of the issuing party or governmental agency or any other party thereto, (B) the approval of Buyer as a source of the services called for by such Contracts and Licenses, or (C) the approval of Buyer as a lessee or licensee under such Contracts and Licenses, this Agreement shall not be deemed to constitute an assignment or an attempted assignment of the same, if such assignment or attempted assignment would constitute a breach thereof. However, unless otherwise agreed as to any particular Contracts and Licenses (or class thereof), Sellers shall use their best efforts to obtain any and all such consents, approvals and novations (provided that Sellers shall not be obligated by this Section to make any payments other than outstanding amounts due under such Contracts and Licenses and ordinary filing fees). All such consents, approvals and novations shall be in forms reasonably acceptable to Buyer.

         (b) If any such consent, approval or novation is requested but not obtained, or any agreements required under this Section 3.4 are not obtained, Sellers shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with all of the benefits under such Contracts and Licenses as if such consent, approval or novation had been obtained.

         (c) If any such a consent, approval or novation is requested but not obtained prior to the First Closing Date or the Second Closing Date, as the case may be, and as a result Buyer will not receive the benefit of all of the underlying Contracts and Licenses despite the best efforts of all of the parties to develop a suitable arrangement pursuant to Subsection (b) above, Buyer shall have the right to terminate this Agreement at the First Closing (except that Buyer may not terminate for failure by Novner to deliver consent to assignment and certification agreements and acknowledge letters for subscribers if Novner delivers such agreements and letters covering at least 1,000 Subscribers as contemplated under Section 3.2(b)(iii)) or its obligations to purchase the Wireless Assets at the Second Closing, as the case may be.

         3.5.       Escrow for Indemnification.

         The First Closing Deposit and the Second Closing Deposit delivered by Buyer to the Escrow Agent pursuant hereto shall, without regard to any other provision hereof, be held in escrow by the Escrow Agent pursuant to the Indemnification Escrow Agreement, providing for return of the monies held in escrow to Buyer as reimbursement or compensation for any amounts due Buyer as a result of any breach of a representation, warranty, covenant or other obligation of any of the Sellers hereunder, or in satisfaction of any obligation of any Seller hereunder. For purposes of the Indemnification Escrow Agreement and this Section 3.5 only, each of the Sellers shall be jointly and severally liable for the obligations of any or all Sellers hereunder so that Buyer may proceed against the monies in escrow under the Indemnification Escrow Agreement regardless of which individual Seller's obligation is the subject of such reimbursement or compensation due Buyer so that Buyer shall be entitled to proceed against the cash held in escrow under the Indemnification Escrow Agreement to satisfy any obligation of any Seller. The escrow will expire on the first anniversary of the Second Closing Date and all of the monies then remaining in escrow (including accrued interest) shall be delivered to Sellers, except to the extent claims shall have been made against them by Buyer. If a claim has been made against the escrowed monies by Buyer at the time the escrowed monies are scheduled to be released from escrow and if the value of the escrowed monies scheduled for release exceeds the amount of such claim, cash equal in value to such excess may be released to Sellers at that time.

         Buyer shall be entitled to proceed against any monies in escrow under the Indemnification Escrow Agreement, the Subscriber Escrow Agreement and the MDS Escrow Agreement in satisfaction of any obligation of any Seller under the indemnification letter agreement delivered pursuant to Section 3.2(b)(xvi).

         3.6.       Termination.

         (a) This Agreement may be terminated under the circumstances described below, in addition to any other grounds for termination provided for herein or by law:

                    i) by Buyer in the event that any one or more of the conditions set forth in Article VIII has not been fulfilled in any material respect as of the First Closing Date;

                    ii) by Buyer if any Seller has breached in any material respect any representation, warranty, covenant or agreement made by any Seller in this Agreement, which breach cannot be or is not cured by the First Closing Date;

                    iii) by Buyer in the event that there has been a material adverse change with respect to the Channel Rights, the Approvals, the SMATV Contracts, the Tower Lease Agreements, or any of the Purchased Assets as of the First Closing Date;

                    iv) by Buyer in the event that the SMATV System has less than 2,000 Subscribers as of the First Closing Date (computed by including all persons who are otherwise Subscribers under the SMATV Contracts without regard to whether a consent to assignment and certification agreement or acknowledgement letter has been obtained at the First Closing);

                    v) by Sellers in the event that any one or more of the conditions set forth in Article IX has not been fulfilled in any material respect as of the First Closing Date; or

                    vi) by Sellers, if Buyer has breached in any material respect any representation, warranty, covenant or agreement made by Buyer in this Agreement, which breach cannot be or is not cured by the First Closing Date.

         (b) If this Agreement is terminated it shall become null and void and have no further force or effect, except as otherwise provided herein.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each Seller represents and warrants to Buyer as of the date hereof, as of the First Closing Date, and as of the Second Closing Date as set forth below. For purposes of this Agreement the term "Business Assets" shall mean the Purchased Assets and all assets owned by CWC. Notwithstanding anything to the contrary in this Agreement (except as set forth in Section 3.5) the representations and warranties of any Seller in this Agreement relate only to and are made only with respect to such Seller and the Business Assets owned or leased by and sold by such Seller, and are qualified in their entirety by disclosures made to Buyer whether orally (in the case of the SMATV Assets) or in writing (in the case of the SMATV Assets and the Wireless Assets) and disclosures to and information obtained by Buyer in the course of its investigation of the Business. All representations and warranties made with respect to the SMATV Assets and the MDS-1 channel in Cincinnati, Ohio are made to the best knowledge of each Seller without any investigation other than as may actually have been done by each Seller in the ordinary course of its business.

         4.1. Authority. Each Seller has full legal right, power and authority, without the consent of any other person or if such consent is required, each Seller has obtained such consent and notified in writing Buyer of such consent, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All corporate and other acts or proceedings required to be taken by each Seller to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken.

         4.2. Validity. This Agreement has been, and the documents to be delivered at the First Closing and the Second Closing will be, duly executed and delivered by each Seller and shall constitute lawful, valid and legally binding obligations of each

Seller, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance of any kind against any of the Business Assets or the acceleration of any indebtedness or other obligation of any Seller and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (a) the charter or by-laws of Novner or CWC, (b) any contract, agreement or other instrument to which any Seller or CWC is a party or by which any of the Business Assets are bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any law, rule or regulation applicable to any Seller or CWC, and will not restrict the ability of Buyer to carry on the business previously conducted by Sellers and CWC in connection with the Business Assets. No approval, authorization, consent or other order or action of, or filing with, any court, administrative agency or other governmental authority is required for the execution and delivery by any Seller of this Agreement, or any other agreement provided for herein, or the consummation by Sellers of the transactions contemplated hereby or thereby, except for approvals and consents to be delivered at the First Closing and the Second Closing, as the case may be.

         4.3. Due Organization. Novner and CWC are each duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and each has full power and authority and all requisite licenses, permits and franchises to own, lease and operate its assets and to carry on its business as presently conducted.

         4.4. Transactions with Affiliates. No Affiliate of any Seller (other than persons included within the definition of Seller or CWC):

         (a) owns, directly or indirectly, any debt, equity or other interest or investment in any corporation, firm or other entity which is a competitor, lessor, lessee, customer, supplier or advertiser of Novner or CWC (other than TV America, Inc., and the Hills Properties business);

         (b) has any cause of action or other claim whatsoever against or owes any material amount to, or is owed any material amount by, Novner or CWC (other than TV America, Inc., and the Hills Properties business);

         (c) has any interest in or owns any property or right used in the conduct of the Business (other than TV America, Inc., and the Hills Properties business);

         (d) is a party to any contract, lease, agreement, arrangement or commitment used in the Business (other than TV America, Inc., and the Hills Properties business); or

         (e) has received from or furnished to Novner or CWC any goods or services (with or without consideration) since December 31, 1990 (other than TV America, Inc., and the Hills Properties business).

The term "Affiliate" shall mean, with respect to any person or entity, any member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of any officer, director, partner or shareholder of such person or entity, or any corporation, partnership, trust or other entity in which such person or entity or any such family member has a material interest or is a director, officer, partner or trustee. The term Affiliate shall also include any entity which controls, or is controlled by, or is under common control with any of the individuals or entities described in the preceding sentence.

         4.5. Financial Statements. The unaudited financial statements of Novner and CWC for the year ended December 31, 1995 attached hereto as
Schedule 4.5 (collectively, the "Financial Statements") are (a) accurate, correct and complete in all material respects, (b) in accordance with the books of account and records of Novner and CWC, (c) fair presentations of the financial condition and results of operations of Novner and CWC as of the dates and for the periods indicated, and (d) prepared in accordance with generally accepted U.S. accounting principles applied on a consistent basis throughout the periods covered thereby.

         4.6. Interim Change. Since December 31, 1995, there has not been (a) any material change in the financial condition, assets, liabilities, personnel or business of Novner or CWC, or in their relationships with suppliers, customers, distributors, lessors or others, except changes in the ordinary course of business; (b) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the Business Assets; (c) any advances to or investments in or transfers of assets to any Affiliate or any third-party; (d) any event or condition of any character materially adversely affecting the Business or Business properties of Sellers or CWC; (e) any material decrease in the actual net worth or in the book value of Novner or CWC, other than due to operating losses incurred in the ordinary course of business; or (f) any change in the credit practices of Novner or CWC with respect to the Business or in its methods of maintaining its books, accounts or business records. Neither Novner nor CWC have incurred or become subject to, nor agreed to incur or become subject to, any liability or obligation with respect to Novner or CWC, contingent or otherwise, except current liabilities and contractual obligations in the ordinary course of business.

         4.7. Certain Transactions. Since December 31, 1995, Sellers and CWC have not (a) incurred or become subject to any obligation or liability (absolute or contingent) with respect to Novner, CWC or the Business Assets, except current liabilities incurred in the ordinary course of business and obligations under the Material Contracts (as defined in Section 4.10) listed on
Schedule 4.10; (b) made any accrual or arrangement for the payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (c) mortgaged, pledged or subjected to lien or any other encumbrance or restriction any of the Business Assets, tangible or intangible; (d) sold, assigned or transferred, or agreed to sell, assign or transfer, any asset which otherwise would be one of the Business Assets; (e) suffered any material losses with respect to the Business or the Business Assets; (f) waived or agreed to waive any material rights relating to or involving the Business; (g) made or permitted any amendment or termination of any Material Contract other than in the ordinary course of business; (h) effected any change in the accounting methods and principles used in connection with its books, records and financial statements; (i) entered into any transaction relating to Sellers or CWC other than in the ordinary course of business, except those transactions expressly required by the terms of this Agreement; or (j) changed in any material way its business policies or practices. Since December 31, 1994, there have not been any special sales of any products or services by Sellers or CWC or any changes in the prices charged for any products or services by Sellers or CWC.

         4.8. Title to the Purchased Assets. Sellers collectively are the sole and exclusive legal and equitable owners of all right, title and interest in and have good and marketable title to all of the Purchased Assets, excluding those assets which are leased to Sellers. None of the Business Assets which Sellers or CWC purports to own are subject to (a) any contract of lease, license or sale, (b) any security interest, mortgage, pledge, lien, charge or encumbrance of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise, except for Permitted Liens (as hereinafter defined), (c) subject to any royalty or commission arrangements, or
(d) subject to any
claims, covenants or restrictions. For purposes of this Agreement, the term "Permitted Liens" shall mean all minor liens and encumbrances which do not materially detract from the value or interfere with the present use of such property and assets, provided that the aggregate dollar amount of such minor liens and encumbrances shall not exceed $5,000. Attached hereto as Schedule
4.8 is an accurate, correct and complete depreciation schedule which lists all of the Business Assets which are depreciable.

         4.9. Leases. Sellers have delivered to Buyer an accurate, correct and complete copy of each lease and sublease agreement included within the Business Assets, including, without limitation, the Tower Lease Agreements and all leases included within or related to the Channel Rights or the SMATV System (collectively, the "Leases"). Schedule 4.9 contains a full, complete and correct list of all the Leases. With respect to such Leases:

         (a) the Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms;

         (b) no amounts payable under any Leases are past due and all liabilities and obligations of Sellers or the lessees to be paid or performed on or before the First Closing Date and the Second Closing Date, under the Leases have been, or will have been on such dates, fully paid or performed;

         (c) no Seller is in breach of any provision of, in violation of or in default under the terms of any Lease, and no other party to any Lease is in breach of any provision of, in violation of, or in default under the terms of any Lease. No event has occurred which is, or after the giving of notice or passage of time or both, would constitute a default under or result in the breach of any Lease by any Seller or, to the knowledge of Sellers, by any other party;

         (d) no Seller has received any notice of a default, offset or counterclaim under any Lease, or any other communication calling upon a Seller to comply with any provision of any Lease or ascertaining noncompliance;

         (e) no Seller has received notice that any party to any Lease intends to cancel or terminate such Lease or to exercise or not exercise options or rights under such Lease;

         (f) at the First Closing or the Second Closing, as the case may be, Sellers will have filed all necessary applications and will have used their best efforts to obtain all requisite consents and approvals for the transfer or assignment of any Leases to Buyer and subject to obtaining the necessary consents to be delivered at the First Closing or the Second Closing, as the case may be, the assignment of each Lease to Buyer will not constitute a breach of, or a default under, any provision of any Lease, and Buyer, after the First Closing or the Second Closing, as the case may be, will have and may enjoy and enforce all of its rights and benefits under the Leases; and

         (g) Sellers collectively have marketable title to each Lease and there does not now exist any security interest, lien, encumbrance or claim of others created or suffered to exist on the leasehold interest created under any Lease.

         4.10. Material Contracts. All contracts, agreements, instruments and plans related to the Business Assets to which any Seller or CWC is a party, or by which any Seller, CWC or any of the Business Assets are subject or bound, meeting any of the descriptions set forth below, are hereby defined as the "Material Contracts":

         (a) any contract with a subscriber of the SMATV System (collectively, the "Subscriber Contracts");

         (b)        any SMATV Contract;

         (c)        any right of entry agreement;

         (d)        any contract with a provider of programming;

         (e) any contract with any government or any agency or instrumentality thereof;

         (f)        all licenses or royalty agreements;

         (g) any contract for the purchase of any equipment, materials, machinery, parts, supplies or services in excess of $5,000;

         (h) any purchase order, agreement or commitment obligating any Seller or CWC to sell or deliver any product or service at a price which does not cover the costs (including labor, materials and production overhead) plus Novner's customary profit margin associated with such product or service;

         (i) any deed, lease, agreement or other instrument affecting any right, title or interest in or to any real property included within the Business Assets;

         (j) any contract with respect to the discharge or removal of effluent, waste pollutants of any nature;

         (k) any contract necessary for operation of the Business as it is presently conducted which has an aggregate value to the Business of $10,000 or more; and

         (l) any other contract, lease, sublease or commitment or agreement related to the Business which:

                    (i) provides for payment or performance by any party thereto having an aggregate value of $5,000 or more;

                    (ii) is not terminable without payment or penalty on 60 days (or less) notice, or

                    (iii)       is between an Affiliate and any Seller or CWC.

All Material Contracts described in Paragraphs (b) through (l) above are listed on Schedule 4.10 attached hereto.

         All Material Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms. Neither Sellers nor CWC are in breach of any provision of, in violation of, or in default under the terms of more than five percent of the Subscriber Contracts or any other Material Contract, and no other party to any other Material Contract is in breach of any provision of, in violation of, or in default under the terms of any other Material Contract. No event has occurred which is, or after the giving of notice or passage of time or both, would constitute a default under or result in the breach of any Material Contract by any Seller or CWC, or by any other party to a Material Contract other than a Subscriber Contract. Accurate, correct and complete copies of each written Material Contract have been delivered or made available to Buyer. Neither Sellers nor CWC has received notice that any party to any Material Contract intends to cancel or terminate such Material Contract or to exercise or not exercise options or rights under such Material Contract. All liabilities and obligations of Sellers and CWC to be paid or performed on or before the First Closing Date or the Second Closing Date, as the case may be, under the Material Contracts have been, or will have been on such dates, fully paid or performed. With respect to certain Subscriber Contracts and SMATV Contracts, Buyer is aware that service problems exist which may rise to the level of a breach or default under such contracts.

         4.11. Condition of Assets. The Wireless Assets, whether owned or leased, are in normal operating condition and repair (reasonable wear and tear excepted) and are in suitable condition for the purposes for which they are presently being used. The Business Assets conform to all applicable laws, ordinances and regulations, except for such minor variations as do not impair or interfere with the use of such property and assets for the purposes for which they are employed, and no Seller or CWC has received any notice to the contrary. The condition of the Business Assets are adequate and suitable to meet all present requirements of the Business as presently conducted. The Business Assets will furnish Buyer with all capacity and rights to produce, develop, use, sell, distribute, install and service the products and to perform the same services in the same manner as presently being performed by the Business.

         4.12. Absence of Undisclosed Liabilities. Except as reflected on Novner's and CWC's balance sheets for the year ending December 31, 1995, none of Novner, CWC or the Business has nor will any of them have any indebtedness, obligation or liability of any nature. None of the Sellers, CWC, or the Business is directly or indirectly liable with respect to (by discount, repurchase agreement or otherwise), or obligated in any other way, to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of, any person with respect to the Business. Novner and CWC are each solvent, having assets which at a fair valuation exceed each of their liabilities, and will not become insolvent as a result of the transactions contemplated hereby. No Seller either in its individual capacity or on behalf of the Business, is entering into the transaction contemplated by this Agreement with the intent to hinder, delay or defraud any entity to which Sellers, CWC or the Business are indebted. Following consummation of the transactions contemplated by this Agreement, Novner will have sufficient capital and property remaining to conduct the business in which it will thereafter be engaged.

         4.13. Taxes. Sellers, CWC and each corporation, partnership or trust in which such party directly or indirectly owns an interest (collectively, the "Taxpayers") has filed, been included in or sent, or will file, be included in or send, all returns, declarations and reports and all information returns and statements required to be filed or sent by or with respect to it in respect of taxes of any kind for any period ending on or before the First Closing Date and the Second Closing Date (collectively, the "Returns"), as the case may be. As of the time of filing, the Returns have correctly reflected in all material respects, and Returns not yet filed as of the date hereof will correctly reflect in all material respects, the income, business, assets, operations, activities and status of the relevant Taxpayers and any other information required to be shown thereon. Each Taxpayer has timely paid all taxes shown as due and payable on its Returns required to be filed or sent prior to the date hereof and will timely pay all taxes that will be shown as due and payable on its Returns required to be filed or sent after the date hereof. No Taxpayer is delinquent in the payment of any tax or has requested any extension of time within which to file or send any Return which Return has not been or will not be timely filed or sent. No adjustment of or deficiency for any tax or claim for additional taxes has been proposed, threatened, asserted or assessed against any Taxpayer or any member of any affiliated or combined group of which any Taxpayer is or was a member for which Seller could be liable. Novner and CWC have withheld all required amounts from employees working for any Seller or CWC and, with respect to such employees, have filed all foreign, Federal, state and local returns and reports with respect to employee income tax withholding and social security and unemployment taxes in compliance with the tax withholding provisions of the Code and other applicable foreign, Federal, state or local laws. The Financial Statements contain adequate accruals for all taxes in respect of Novner and CWC for all periods ending on or prior to December 31, 1994. Each of Novner and CWC has previously made available to Buyer for inspection accurate, correct and complete copies of all returns and reports filed by any Taxpayer with respect to the Business. All required tax estimates, deposits, prepayments and similar reports or payments for current periods have been properly made. There are no tax liens on any of the Business Assets or assets of any Taxpayer and no basis exists for the imposition of any such liens. No Taxpayer has any dispute with any taxing authority as to taxes of any nature. Sellers and CWC have obtained all appropriate sales tax exemption certificates for all sales made without charging or remitting a sales tax.

         4.14. Litigation. Except for the action to collect an accounts receivable of Novner from The Crosley Bar, none of the Sellers or CWC are engaged in, or a party to, any suit, action, proceeding, investigation or legal, administrative, arbitration or other method of settling disputes or disagreements or governmental investigation. To the best of each Seller's knowledge, none of the Sellers or CWC are threatened with any suit, action, proceeding, investigation or legal, administrative, arbitration or other method of settling disputes or disagreements or governmental investigations, and none of the Sellers know, anticipate, or have notice of any basis for any such action.

None of the Sellers or CWC has received notice of any investigation threatened or contemplated by any foreign, Federal, state or local governmental or regulatory authority, which remains unresolved. None of the Sellers, CWC, or any of the Business Assets are subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator.

         4.15. Licenses and Permits. Schedules 4.15 and 4.21 contain an accurate, correct and complete list and summary description (including the name of the holder of each license) of each license, certificate, approval, franchise, registration, accreditation, authorization and permit (including pending applications for any thereof) (collectively, the "Licenses and Permits") which are material to the operation of the Business and the Business Assets, the foreign, Federal, state or local jurisdiction issuing such Licenses and Permits, and the type and number of such License or Permit. Such Licenses and Permits are valid and in full force and effect and there are not pending, or, to the knowledge of Sellers, threatened, any proceedings which could result in the termination, revocation, limitation or impairment of any such License or Permit. Sellers and CWC have all material certificates, licenses, permits, approvals, franchises, registrations, accreditation and other authorizations as are necessary in order to enable them to own and conduct the Business as presently conducted, and to own and exercise any and all rights in and to the Business Assets, except for authorizations related to potential violations of the FCC's rules and regulations regarding "cross- ownership." No violations have been recorded in respect of any Licenses and Permits and no proceeding is pending or, to the knowledge of any Seller, threatened or contemplated with respect to the revocation or limitation of the same.

         4.16. Compliance with Law. Except for potential violations of the FCC's rules and regulations regarding "cross- ownership," the Business Assets conform in all material respects to all applicable laws, ordinances, codes, licensing requirements, rules and regulations, except for such minor violations as do not impair or interfere with the use for which the Business Assets are employed, and no Seller has received any notice to the contrary. Sellers and CWC have complied in all material respects with all laws, ordinances, regulations, licensing requirements, rules, decrees, awards or orders applicable to Sellers and CWC, and there is not and will not be any material liability arising from or relating to any violations thereof, except for FCC rules and regulations regarding "cross-ownership" relating to hardwire and wireless cable ownership. No notice from any governmental body or other person of any violation of any law, ordinance, code, rule or regulation or requiring or calling attention to the necessity of any work, repairs, new construction, installation or alteration has been served.

         4.17. Brokers. None of the Sellers or CWC has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

         4.18 Hart Scott Applicability. CWC's total assets, as indicated on its last regularly prepared balance sheet, were less then $25,000,000, and CWC's total revenues during its last full fiscal year were less than $25,000,000.

         4.19. Insurance. Schedule 4.19 contains an accurate, correct and complete list and summary description (including the name of the insurer, coverage, premium and expiration date) of all binders, policies of insurance or fidelity bonds maintained with respect to the Business Assets, including those maintained by Sellers or CWC or in which any Seller or CWC is a named insured. With respect to the Business (a) all insurance has been issued under policies or binders for the benefit of Sellers and CWC and all premiums and other amounts due have been paid by Sellers and CWC, (b) there are no pending or asserted material claims against such insurance by Sellers or CWC with respect to the Business Assets, as to which the insurers have denied liability, and (c) there exist no claims in excess of $5,000 under such insurance that have not been properly filed by Sellers and CWC. In the last two full fiscal years there have not been claims made in an aggregate amount greater than $50,000 with respect to the Business Assets.

         4.20. Material Facts. The representations and warranties of Sellers contained in this Agreement and each schedule, certificate or other written statement delivered pursuant to this Agreement, or in connection with the transactions contemplated herein, are accurate, correct and complete, do not contain any untrue statement of a material fact or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading. No Seller is aware of information directly related to the operation of the Business necessary to enable a prospective purchaser to make an informed investment decision to purchase the Business which has not been expressly disclosed in writing or orally, nor of any fact which materially adversely affects the business, operations, properties, prospects or condition, financial or otherwise, of the Business or the ability of any Seller to fully perform this Agreement and the transactions contemplated hereby, which is not known by Buyer.

         4.21.      FCC Matters.

         (a) Schedule 4.21 hereto (the "FCC Schedule") lists all of the licenses issued by the FCC that each Seller holds and all licenses for channels that any Seller or CWC utilizes pursuant to or a lease or similar agreement with a third party, including, Affiliates, that holds such a license ("Third Party Licensees") (all such licenses are collectively referred to herein as "FCC Licenses"), with such licenses listed by authorized channel(s) and call sign. Except as noted in the FCC Schedule, each FCC License is validly issued by the FCC, is in full force and effect, and is unimpaired by any act or omission of any Seller or the holder of any such FCC License. Each FCC License bears the full license term granted therefor or, if any such license bears an expiration date prior to the date hereof, an application to renew the FCC License was timely filed in accordance with FCC prescribed procedures, is pending and is not and cannot subject to any timely-filed petition to deny, protest or competing application. No third party has sought the reconsideration or has otherwise filed with the FCC, formally or informally, a challenge to the grant of any of the FCC Licenses, and the time for imposing such requests for reconsideration and challenges has passed. Except as set forth on the FCC Schedule, none of the Sellers, CWC or the Third Party Licensees have agreed to accept any interference from any third party or to take any action to protect any third party's reception from interference.
There is no complaint before the FCC or proceeding pending before the FCC which looks toward the revocation, modification, or other action which is adverse to the operations under, any FCC License listed on the FCC Schedule.

         (b) Each MDS channel listed in the FCC Schedule is authorized to operate with technical facilities that are identical (except for channel(s)) with the other MDS channels listed on the FCC Schedule. The facilities authorized by each FCC License have been constructed in compliance with the construction authorization granted therefor or, if not constructed, such lack of construction and the time currently authorized to complete construction is accurately stated on the FCC Schedule. None of the authorized MDS channels has a predicted desired-to-undesired signal-to-noise ratio with regard to the signal of any other authorized or previously proposed station within any portion of the pertinent protected service area applicable under the FCC rules (including Section 21.902) that is less than 45 dB, as regards co-channel interference, or 0 dB, as regards adjacent channel interference, such calculations made in accordance with FCC rules. No licensee of any such channel(s) has agreed to accept any interference to the reception of any such channel from any third party or to take any action to protect any third party's reception from interference. Except as set forth in the FCC Schedule, no co-channel station to any such channel is licensed to a site within 50 miles of the transmitter site of such channel. There is no complaint or proceeding pending before the FCC which, if determined as requested by the moving party, could result in the revocation, modification, or other action which is adverse to the operations under, of any authorization listed on the FCC Schedule. All such operating channels operate in compliance with their respective FCC authorizations full time, with an E.I.R.P. of not less than the minimum allowed by the Commission and with an omni-directional transmission antenna.

         (c) The FCC Schedule also lists all applications that Sellers, CWC, the Third Party Licensees and applicants for the FCC Licenses that have agreed to lease their channels to Sellers or CWC have pending before the FCC, as well as all petitions to the FCC for reconsideration or reinstatement or similar pleadings regarding returned applications which are separately identified as such on the FCC Schedule. Except as noted in the FCC Schedule, each such pending application is complete, complies fully with published FCC rules and policies, and proposes facilities which can be authorized consistent with the requirement to protect adjacent and co-channel stations from harmful interference as defined by FCC rules. Except as set forth in the FCC Schedule, each such application proposes technical facilities which are identical (except for proposed channel(s)) with those proposed in all other applications listed on the FCC Schedule (if any), with the facilities authorized under each license listed on the FCC Schedule, and with the channels listed on the FCC Schedule. No such application proposes carrier offset. Except as set forth in the FCC Schedule, each such application proposes facilities which provide FCC-required protection to all authorized and previously proposed facilities, and no such application is mutually-exclusive with any other application for a new station or modification to an existing station authorization.

         (e) None of the channels used by any Seller or CWC are authorized by special temporary or experimental authority.

         4.22. Retransmission Consent; Copyright. Schedule 4.22 sets forth the identity of all broadcast station signals transmitted by Sellers' and/or CWC's wireless cable and SMATV systems. To the extent required by law and except as set forth in Schedule 4.22, the licensee of each such station (other than superstations) has given Sellers or CWC its written consent to transmit the signal of its station and each such consent is in full force and effect.

         4.23. CARS Stations and STLs. None of the Sellers or CWC is the licensee of any CARS station or stations licensed under Parts 90 or 94 of the FCC's rules.

         4.24.      Employees.

         (a) Schedule 4.24 contains an accurate, correct and complete list and summary description of all written and oral employment contracts with officers, directors and employees of the Business, collective bargaining agreements, incentive arrangements, pension plans, profit sharing plans and other employee compensation or benefit plans, arrangements or understandings to which any Seller or CWC is a party or otherwise bound with respect to the Business. Schedule 4.24 also sets forth the name, position and present rate of compensation, direct and indirect, of each employee of the Business whose annual aggregate remuneration equals or exceeds $20,000. Since December 31, 1995, there has not occurred any material adverse change with regard to the managers and employees of the Business. None of the employees listed on
Schedule 4.24 is eligible for payments that would constitute "parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). There are no controversies pending or, to the knowledge of any Seller, threatened involving any executive personnel, supervisory personnel or group of employees, except individual grievances under any collective bargaining agreement which, in the aggregate, are not material. The Business has not suffered or sustained any labor disputes resulting in any work stoppage and no such work stoppage is threatened. No union organizing or election activities involving any nonunion employees of the Business are in progress or threatened.

         (b) Sellers and CWC have complied in all material respects with all laws relating to the employment of labor, including provisions relating to wages, hours, benefits, pension plans, equal opportunity, collective bargaining and the payment of social security and other taxes. Except to the extent provided for on the Financial Statements or as disclosed in the schedules, none of the Sellers, CWC or the Business has or will have any liability arising out of claims made or suits brought (including, without limitation, workers compensation claims and claims or suits for contribution to, or indemnification of, third parties, occupational health and safety, environmental, consumer protection or equal employment matters) for injury, sickness, disease, death or termination of employment of any person

(including, without limitation, any employee or former employee or any contractor or subcontractor of any Seller or CWC or any agent or distributor of any Seller or CWC), or for any violations of the Employee Retirement Income Security Act of 1974, as amended, to the extent attributable to an event occurring or a state of facts existing prior to the First Closing Date or the Second Closing Date, as the case may be.

         4.25. Subscriber Information. The Business currently provides service to at least 2,400 Subscribers (computed by including all persons who are otherwise Subscribers under the SMATV Contracts without regard to whether a consent to assignment agreement or acknowledgement letter has been obtained at the First Closing) under the SMATV System. Schedule 4.25 is an accurate, correct and complete list of the number of basic and pay subscribers, the basic and pay fees charged and the monthly revenues, all as of May 29, 1996. As of the First Closing Date, there shall have been no change in the information contained in Schedule 4.25, except as provided in a certificate delivered by Sellers to Buyer at the First Closing.

         4.26. Subscriber Premise Equipment. An inventory (based only on Novner's records) of subscriber premise equipment of the Business as of June 23, 1996, is listed in Schedule 4.26. All such inventories disposed of subsequent to December 31, 1995 have been disposed of only in the ordinary course of business and at prices and under terms that are normal and consistent with past practice.

         4.27. Motor Vehicles. Schedule 1.2(t) contains an accurate, correct and complete list of all motor vehicles used in the Business, whether owned or leased. All vehicles are properly licensed and registered in accordance with applicable law.

         4.28. Suppliers. With respect to the Business, all sales contracts and orders with customers and with suppliers of goods and services were entered into by or on behalf of the Business and were entered into in the ordinary course of business for usual quantities and at normal prices. Each such contract or order with a customer involves commitments of not less than the published list price on the standard contract utilized by the Business.
Schedule 4.28 lists the ten largest suppliers of the Business, determined on the basis of costs of items or services purchased for the fiscal year ended December 31, 1995. No Seller knows, or has no reason to believe, that any material customer or supplier of the Business will cease to do business with the Business after, or as a result of, the consummation of any transactions contemplated hereby or that any material customer or supplier of the Business is threatened with bankruptcy or insolvency. With respect to the Business, no Seller knows of any fact, condition or event which would adversely affect its relationship with any customer.

         4.29. MDS-1 and MDS-2 Channels. Novner has entered into a lease and purchase agreements as to the MDS-1 channel in Cincinnati, Ohio, and filed with the FCC a Petition for Reconsideration seeking to have the FCC reinstate its MDS-2 channel application, which was dismissed by the FCC on August 31, 1995, copies of the lease and purchase agreements and the Petition for Reconsideration are attached hereto as Schedules 4.29(a) and 4.29(b).

         4.30. Accounts Receivable. All outstanding accounts and notes receivable of Novner and CWC reflected on the Financial Statements, and the Accounts Receivable lists delivered to Buyer will be, as of the day before the First Closing Date and the Second Closing Date, as the case may be, will be due and valid claims against account debtors for goods or services delivered or rendered, collectible in full within 60 days of delivery, except as reserved against on the Financial Statements, and subject to no material defenses, offsets or counterclaims. All such receivables will have arisen in the ordinary course of business on terms and conditions consistent with past practice, and will not be subject to any prior assignment, claim, lien or security interest. None of the Sellers or CWC have incurred any liabilities to customers for promotional allowances or otherwise with respect to the Business which in the aggregate exceed $1,000. None of the Sellers or CWC have liability for any refunds, allowances or returns with respect to products sold or services rendered by the Business which in the aggregate exceed $1,000 on or prior to the First Closing Date or the Second Closing Date, as the case may be, except to the extent of reserves therefore reflected on the Financial Statements. Alvin and Phyllis have no outstanding accounts and notes receivable related to the Business or the Business Assets.

         4.31. Intellectual Property; Trade Secrets; Software and Information Systems. None of the Sellers or CWC own any patents, trademarks, trademark rights, trade names, service marks, copyrights and applications for any of the foregoing relating. No Seller nor CWC has any exclusive right, title and interest to any electronic data processing systems, information systems, computer software, programs, program specifications, source codes, input data, data bases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions, flow charts and other related material used in the Business.

         4.32. Environmental Matters. To the best of each Seller's knowledge, Novner and CWC, as the case may be, are not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the best of each of their knowledge, no material expenditure are or will be required in order to comply with any such existing statute, law or regulation.

         4.33. Capitalization and Ownership of CWC. The aggregate authorized, issued and outstanding equity capital and ownership of CWC is as set forth on Schedule 1.2(t) of this Agreement. All shares of capital stock in CWC presently issued and outstanding are owned beneficially and of record by Alvin and Phyllis. All such shares have been duly authorized and validly issued and are fully paid and nonassessable, with no preemptive rights attaching thereto. There are no restrictions affecting the transferability of the Stock. No shares are held in treasury by CWC. CWC does not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock. There are no outstanding options, rights, warrants, conversion rights or other agreements or commitments to which CWC is a party or by which it is bound, providing for the issuance of additional shares of capital stock of CWC or for any other adjustment, purchase or transfer affecting the Stock. There are no rights in or claims possessed by a person enforceable against CWC in law or in equity to compel such an issuance, adjustment or transfer. CWC is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. Except as set forth on Schedule 4.33, no dividends or distributions of any kind have ever been made with respect to CWC's capital stock. The Stock is owned free and clear of all liens, charges, claims, encumbrances or other restrictions on transfer. Upon delivery of the stock certificates representing the Stock to Buyer, Buyer will have the full, valid and marketable title to the Stock.


                                   ARTICLE V

                              REPRESENTATIONS AND
                              WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Sellers as of the date hereof, as of the First Closing Date, and as of the Second Closing Date, as set forth below.

         5.1. Authority. Buyer has full legal right, power and authority, without the consent of any other person, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All corporate and other acts or proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken.

         5.2. Validity. This Agreement has been, and the documents to be delivered by Buyer at the First Closing and the Second Closing will be, duly executed and delivered by Buyer and constitute lawful, valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance or the acceleration of any indebtedness or other obligation of Buyer and are not prohibited by, do not violate or conflict with any provision of, and do not result in a default under or a breach of (a) Buyer's charter or by-laws, (b) any contract, agreement or other instrument to which Buyer is a party, (c) any regulation, order, decree or judgment of any court or governmental agency, or (d) any law applicable to Buyer. No approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Buyer of this Agreement or such other agreements and instruments or the consummation by Buyer of the transactions contemplated hereby or thereby. No approval, authorization, consent or other order or action of, or filing with, any court, administrative agency or other governmental authority is required for the execution and delivery by Buyer of this Agreement, or any other agreement provided for herein, or the consummation by Buyer of the transactions contemplated hereby or thereby, except for the FCC approvals of the Applications.

         5.3. Due Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own or lease its properties and to carry on the business in which it is engaged. Buyer is duly licensed and qualified to do business as a foreign corporation and is in good standing in all jurisdictions where failure to be so licensed or qualified would have a material adverse effect upon its business or assets.

         5.4. Brokers. Buyer has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

         5.5 Litigation. Buyer is not engaged in, or a party to, any suit, action, proceeding, investigation or legal, administrative, arbitration or other method of settling disputes or disagreements or governmental investigation. Buyer is not threatened with any suit, action, proceeding, investigation or legal, administrative, arbitration or other method of settling disputes or disagreements or governmental investigations, and Buyer does not know, anticipate, or have notice of any basis for any such action. Buyer has not received notice of any investigation threatened or contemplated by any foreign, Federal, state or local governmental or regulatory authority, which remains unresolved. Neither Buyer nor Buyer's business, nor any of Buyer's assets are subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator.


                                   ARTICLE VI

                              COVENANTS OF SELLERS

         Each Seller hereby agrees with respect to the Business and the Business Assets owned by and being sold by such Seller to, and Alvin and Phyllis agree to cause CWC and their other Affiliates to, keep, perform and fully discharge the covenants and agreements set forth below.

         6.1. Interim Conduct of Business. Taking into account the Management Agreement, from the date hereof until the Second Closing, Sellers shall preserve, protect and maintain the Business and the Business Assets, and shall operate the Business consistent with prior practice and in the ordinary course of business, and without limiting the generality of the foregoing, from the date hereof until the Second Closing Date, except for transactions expressly approved in writing by Buyer, each Seller shall:

         (a) maintain inventories at current levels, except for sales or purchases in the ordinary course of business, and maintain the properties of the Business and the Business Assets in the same repair, order and condition as such Business Assets presently are, reasonable wear and tear excepted;

         (b) maintain and keep in full force and effect all insurance relating to the Business or the Business Assets;

         (c) preserve intact the organization and reputation of each Seller and CWC, and keep available the services of the present executives, employees and agents of Novner and CWC and preserve the goodwill of suppliers, customers and others having business relationships with each Seller and CWC;

         (d) maintain the books, accounts and records of Novner and CWC in the usual, regular and ordinary manner on a basis consistent with prior years;

         (e) not enter into, amend or terminate, or agree to enter into, amend or terminate, any Lease or Material Contract;

         (f) not extend credit in the sale of products or services, collection of receivables or otherwise, other than in the ordinary course of business;

         (g) not merge or consolidate with or agree to merge or consolidate with, nor purchase or agree to purchase all or substantially all of the assets of, nor otherwise acquire, any corporation, partnership, or other business organization or division thereof;

         (h) not sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets, properties, rights or claims, except in the ordinary course of business;

         (i) not take any action to seek, encourage, solicit or support any inquiry, proposal, expression of interest or offer from any other person or entity with respect to (i) an acquisition, combination or similar transaction involving any Seller or CWC, or substantially all of the assets or securities related thereof, (ii) the sale of Novner's or CWC's capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock of Novner or CWC, or (iii) a restructuring or public offering of Novner or CWC, and each Seller will promptly inform Buyer of the existence of any such inquiry, proposal, expression of interest or offer and shall not, without the written consent of Buyer, furnish any information to, or participate in any discussions or negotiations with, any other person or entity regarding the same;

         (j) not incur any liabilities on behalf of CWC, not incur additional liabilities on behalf of Novner prior to the First Closing Date sufficient to cause Novner's total liabilities with respect to the Business to exceed $100,000, and not occur any additional liabilities on behalf of Novner in connection with MDS-1 and MDS-2 channel licenses for Cincinnati, Ohio;

         (k) not declare, set aside or pay any dividend or make any other distribution with respect to the capital stock of Novner or CWC;

         (l) not, with respect to the Business Assets, incur or become subject to, nor agree to incur or become subject to, any debt, obligation or liability, contingent or otherwise, except current liabilities and contractual obligations in the ordinary course of business;

         (m) not file any license applications, including amendments, with the FCC;

         (n)        not sell, assign or otherwise dispose of the Channel
         Rights;

         (o) not conduct any special offers, customer discounts, marketing promotions or waive customer deposits for the SMATV System; or

         (p) not amend or modify the charter or by-laws or equivalent document of Novner or CWC.

From the date hereof through the Second Closing Date, Sellers shall upon the reasonable request of Buyer (i) report on all material operational matters and the general status of on-going operations of the Business to Buyer, and (ii) confer on a regular and frequent basis with one or more designated representatives of Buyer in all decisions regarding the Wireless Assets and the SMATV System and its subscribers in order to ensure that the Business is being operated in a manner reasonably consistent with ATI's standard practices regarding the operation of wireless cable and/or SMATV systems. Sellers shall promptly notify Buyer of any material change in the financial condition, results of operations, properties, business or prospects of Novner or CWC and shall keep Buyer fully informed of such events, and, to the extent that such events relate to the Business Assets, permit Buyer's representatives to participate in all discussions relating thereto.

         6.2. Access. From the date hereof through the Second Closing Date, Sellers shall, and shall cause CWC to, give Buyer and its representatives reasonable, full and free access to all properties, facilities, personnel, books, contracts, leases, commitments and records included within or pertaining to the Business Assets or the Business, and during this period each Seller shall, and shall cause CWC to, furnish Buyer with all financial and operating data and other information as to the Business Assets, the Business and Novner's and CWC's assets, properties, rights and claims, as Buyer may from time to time request. In particular, Sellers shall (a) afford to the officers, employees, attorneys, accountants, appraisers, and other authorized representatives of Buyer reasonable access, during normal business hours, to the offices, plants, properties, books and records of any Seller and CWC in order that Buyer may have full opportunity to make such engineering, environmental, legal, financial, accounting and other reviews or investigations of the Business Assets as Buyer shall desire to make, (b) use its best efforts to cause its independent public accountants to permit Buyer's independent public accountants to inspect their work papers and other records relating to the Business Assets, and (c) furnish, and cause the officers and employees of each Seller and CWC to furnish, to Buyer and its authorized representatives such additional financial and operating data and other information regarding the Business Assets and CWC as Buyer shall from time to time request.

         6.3. Confidentiality. Except as may be required in connection with approval or implementation of this Agreement, or for securities, tax, or other regulatory purposes, no Seller, nor any Affiliate any Seller, nor any of the respective successors and assigns of any Seller or such Affiliates shall use, publish or disclose any information concerning Buyer, or its Affiliates; provided, however, that the foregoing shall not apply to information that (a) was known by any Seller when received, (b) is or thereafter becomes lawfully obtainable from other sources, (c) is necessary or appropriate to disclose to any regulatory authority having jurisdiction over any Seller or Buyer or any Affiliate thereof or as otherwise required by law, or (d) is reasonably necessary to disclose to confirm the representations and warranties contained herein. In the event of any termination of this Agreement, (i) each Seller shall, and shall cause CWC to, treat as confidential and proprietary and shall not disclose or use, directly or indirectly, in any manner whatsoever, or permit others under their control to disclose or to use, any such information concerning Buyer or its business or products obtained pursuant to or in connection with the transactions which are the subject matter of this Agreement, and (ii) each Seller shall, and shall cause CWC to, promptly return to Buyer, upon written request, all written information and documents received from any other party, its affiliates, accountants or counsel, in connection with such transactions, including all copies thereof; provided, however, that the foregoing shall in no event prohibit any Seller from using or disclosing any such information in any proceeding that may be brought in connection with such termination. The provisions of this Section 6.3 shall survive any termination of this Agreement.

         6.4.       Consents.

         (a) Each Seller shall use its best efforts to obtain or make at the earliest practicable date, all consents, shareholder approvals, governmental authorizations, approvals, estoppel certificates and filings required to be made or obtained by it in connection with the consummation of the transactions contemplated by this Agreement, or which are reasonably requested by Buyer, including, but not limited to, the consent to assignment and certification agreements and acknowledgement letters to be delivered under
Article III hereof and consents for the assignment of the TKR and Warner Contracts; provided, however, that Sellers shall not be obligated by this
Section 6.4(a) to make any payments beyond reasonable and ordinary filing fees and payment of outstanding obligations under such contract to be assigned.

         (b) On or prior to the First Closing Date or the Second Closing Date, as specified in Articles III, Sellers shall obtain all such waivers and consents under any contract, indenture, loan agreement or security agreement to which any Seller or CWC, or any Affiliate thereof, is a party as are necessary to prevent a breach or violation of, or default under, any such contract, indenture, loan agreement or security agreement as a result of the consummation of the transactions contemplated hereby, except to the extent that the parties have agreed to delay the delivery of such waivers and consents at the First Closing.

         (c) Notwithstanding anything contained in this Section 6.4 to the contrary, Sellers shall not be deemed to be in default of their respective obligations under this Section 6.4 if Sellers used their best efforts to obtain such consents as provided for in this Section 6.4.

         (d) Notwithstanding anything contained in this Agreement, Sellers shall not be obligated to obtain or deliver the FCC Waiver to Buyer and obtaining the FCC Waiver shall not be a condition to the Second Closing; provided, however, that Sellers shall use their best efforts to obtain the FCC Waiver as contemplated by this Agreement.

         6.5. Best Efforts. Each Seller shall use its best efforts to consummate the transactions contemplated by this Agreement and shall not take any other action inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby, and from the date hereof through the Second Closing Date, each Seller shall use its best efforts to fulfill the conditions to its own and any Affiliate's obligations hereunder and to cause its representations and warranties to remain true and correct in all material respects as of the First Closing Date and the Second Closing Date.

         6.6. Bulk Transfer Compliance. Sellers shall indemnify and hold harmless Buyer against any and all expense, loss, damage or liability, including the court costs and reasonable attorneys' fees, arising from or related to claims asserted by third parties due to noncompliance by Sellers and/or Buyer with applicable bulk transfer laws.

         6.7. Records and Documents. For 3 years following the Second Closing Date, Sellers shall grant to Buyer and its representatives, at Buyer's reasonable request, access to and the right to make copies of those records and documents related to the Purchased Assets, possession of which is retained by Sellers, as may be necessary or useful in connection with Buyer's conduct of the business in connection with the Purchased Assets after the Second Closing. If during such period any Seller elects to dispose of such records, such Seller shall first give 60 days written notice, during which period Buyer shall have the right to take such records without further consideration.

         6.8. Certain Payments. Prior to the First Closing and promptly following First Closing, Sellers shall pay when due and fully discharge all amounts owed to employees, all taxes or amounts withheld from employees, sales and/or use taxes collected in the conduct of the Business and all liabilities and obligations to customers and suppliers of the Business which are not assumed by Buyer, as and when due, and shall otherwise pay, discharge or make adequate provision for all other liabilities and obligations relating to the Business, including all Excluded Liabilities and Obligations. Sellers shall promptly pay when due and fully discharge any income, excise, employment, sales or use taxes arising as a result of the sale, transfer, conveyance or assignment of the Business or the Purchased Assets.

         6.9. Payment of Liabilities. Sellers shall pay and fully discharge all liabilities and obligations of Sellers other than the Assumed Obligations, but including the Excluded Liabilities and Obligations, when due and owing. Novner further agrees to, without limiting the generality of the foregoing, pay all obligations listed on Schedule 6.9 and to indemnify Buyer and hold Buyer harmless of and from all liability, loss, cost or expense, that Buyer may incur in connection therewith (regardless of any indemnification limits or qualifications set forth in any other Section of this Agreement).

         6.10. Continued Assistance. For a period of 3 years following the Second Closing Date, Sellers shall refer to Buyer as promptly as reasonably practicable all monies paid on account of the accounts receivable sold to Buyer under Section 1.2(h) hereof, and any telephone calls, letters, orders, notices, requests, inquiries and other communications relating to the Purchased Assets. From time to time, at Buyer's request and without further consideration, Sellers shall execute, acknowledge and deliver such documents, instruments or assurances and take such other action as Buyer may reasonably request to more effectively assign, convey and transfer any of the assets, properties, rights or claims related to the Purchased Assets, and will assist Buyer in the vesting, collection or reduction to possession of such assets, properties, rights and claims.

         6.11.      Employees.

         (a) Each Seller shall use its best efforts to encourage the employees of the Business to continue their employment until First Closing and on such date to accept and retain employment with Buyer.

         (b) Concurrently with the First Closing, Sellers shall, and shall cause CWC to, terminate all employees of the Business and shall pay each such employee any amounts owing for the period prior to the First Closing. Notwithstanding anything herein to the contrary, no employee of the Business shall become an employee of Buyer after the First Closing until such time as Buyer has made an offer of employment to such employee which has been accepted and such employee works on a consistent basis, and each employee not currently working on a consistent basis due to injury, illness or other reason shall continue to be covered by Sellers' or CWC's health and medical insurance (if such employee would normally be covered by such insurance).

         (c) There are no pending grievances, employee complaints or outstanding citations or other pending matters with due regard for not generating changes in work practice or precedents which will have significant impact on the future operations of the Business. Each Seller shall notify Buyer of the occurrence of any such event and Buyer shall have the right to approve or withhold approval of any settlement and resolution thereof. Sellers agree to reimburse Buyer for the costs and expense incurred by Buyer to resolve any grievances filed before the First Closing by any of Sellers' employees covered by a collective bargaining agreement.

         (d) Each Seller agrees that it will not (directly or indirectly), from the date hereof until the second anniversary of the First Closing Date, take any action to cause any employee hired by Buyer to leave such employment.

         6.12.      Fund for Liabilities; Continued Existence.  Novner shall
(a) continue to exist as a going concern in good standing for a period of two
(2) years following the Second Closing or such longer period as may be necessary to give Buyer the full benefit of any FCC authorizations being leased to Buyer under the channel lease agreements delivered under Article III hereof, and (b) shall maintain an unencumbered net worth sufficient to discharge the Excluded Liabilities and Obligations during such period.

         6.13. FCC Applications. Sellers (i) agree that they will continue to process diligently and in good faith all FCC applications listed on the FCC Schedule, (ii) agree that they will use their best efforts (other than payment of money) to cause the FCC to grant each such application and thereby license facilities identical (except for channel) with those facilities currently used in the Business, and (iii) agree not to amend or otherwise alter any such application without first notifying Buyer of such amendment or alteration and consulting with Buyer to the end of assuring that the application will continue to propose technical facilities identical to (except in channel) those other channels used in the Business. Each Seller further agrees that, from the date hereof until one year following the Second Closing, it will cooperate with Buyer in securing any consent letters that may be requested by Buyer in connection with the consolidation the greater Cincinnati market.

         6.14. MDS-1 and MDS-2 Channel Payments. In the event that the this Agreement is terminated prior to the First Closing of the transactions contemplated hereunder, Novner shall use its best efforts to consummate a sale or lease transaction for the MDS- 1 channel and the MDS-2 channel, or either of such channels if Novner owns only one license, and deliver an amount equal to $90,000 to Buyer (the "Expense Advance") or Novner may pay the Expense Advance to Buyer without such a sale or lease and shall thereby be released from its obligations under this Section 6.13; provided, however, that if the aggregate amount of monies to be received by Novner in connection with such sale or lease transaction is less than $90,000, then Buyer shall only be entitled to such lesser amount. Notwithstanding the above, Novner shall not enter into such a sale or lease transaction without the prior written consent of Buyer if the monies to be received by Novner in connection with such sale or lease transaction are less than $90,000. In the event that Novner does not deliver an amount equal to the Expense Advance within 120 days after termination of this Agreement, Novner shall assign all rights to sell, assign or lease the MDS-1 channel and the MDS-2 channel, or either of the channels if Novner owns only one license, for an amount equal to or greater than $90,000, with Novner to receive any excess in such price over $90,000. The provisions of this Section 6.13 shall survive any termination of this Agreement.

         6.15. New Subscribers. From the date hereof until the First Closing Date, Novner shall continue its normal marketing efforts to obtain and "hook-up" new subscribers and pay all expenses incurred in connection therewith.

         6.16. Financial Statements. Within 15 days of Buyer's request for audited financial statements, Sellers shall cause a firm of independent public accountants designated by Buyer to prepare audited financial statements and balance sheets for the Business for the years ended December 31, 1994 and December 31, 1995. Such financial statements and balance sheets shall be prepared in accordance with generally accepted accounting principles, consistently applied. Sellers shall provide all information and documents available to Sellers required for the preparation of such financial statements and balance sheets. Sellers shall deliver such financial statements and balance sheets to Buyer within 3 days of receipt by Sellers. Buyer shall pay the accounting firm's fees for preparing such statements, and Sellers shall direct the accounting firm to consult with Buyer in advance regarding its anticipated fees. Sellers shall also cause such accountants to provide to Buyer all statements, reports, consents, opinions and other documents Buyer or its Affiliates are required to file with the Securities and Exchange Commission in connection with its reporting obligations or registration of securities.

         6.17. Securities Law Compliance. Alvin and Phyllis shall cause CWC to take all actions necessary on its part to implement the transactions contemplated by this Agreement. Furthermore, Alvin and Phyllis shall cause CWC not to take any action in connection with the sale of the Stock to the Buyer which would cause Alvin and Phyllis to lose the benefit of the exemptions they are relying upon from the registration requirements of Federal and state securities laws.

         6.18. Waived First Closing Deliverables. In the event that Buyer waives the delivery of any consents, approvals or waivers in connection with the transfer of the SMATV Assets to Buyer, Novner shall use its best efforts to deliver such consents, approvals or waivers to Buyer as soon as possible after the First Closing; provided, however, that Novner shall not be obligated to make any payments beyond reasonable and ordinary filing fees and payment of outstanding obligations under each such contract to be assigned to Buyer.

         6.19. Revisions to the FCC Representations and Warranties Contained in Sections 4.21, 4.22, 4.23, and 4.23. Sellers shall deliver to Buyer, within fifteen days after the First Closing Date a list of written amendments and exceptions to the representations and warranties of Sellers set forth in Sections 4.21, 4.22, 4.23, and 4.23 which are necessary and appropriate to make such representations and warranties true, correct and accurate and to reflect newly acquired information regarding such representations and warranties. Notwithstanding anything else contained herein to the contrary, (i) Sellers shall have no liability for inaccuracies previously made in such representations and warranties, and (ii) in the event that such amendments and exceptions evidence an adverse material change which could prevent Buyer from obtaining complete rights to the Wireless Assets (excluding the MDS-1 channel in Cincinnati, Ohio) either by assignment or lease pursuant to the channel lease agreements delivered under Section 3.3(b)(v) above, Buyer shall have the right, in its sole discretion, to terminate Buyer's obligation to purchase the Wireless Assets under this Agreement and such termination shall not constitute a default under this Agreement and Sellers shall not be entitled to exercise any rights set forth in Section 10.5 of this Agreement.

         6.20. Revisions to the Licenses and Permits Representation and Warranty Contained in Section 4.15. Sellers shall deliver to Buyer, within fifteen days after the First Closing Date, a list of written amendments and exceptions to the representations and warranties of Sellers set forth in
Section 4.15 which are necessary and appropriate to make such representations and warranties true, correct and accurate and to reflect newly acquired information regarding such representations and warranties. In no event shall such new information constitute a default under this Agreement; provided, however, that Sellers agree to indemnify Buyer and hold Buyer harmless of and from all liability, loss, cost or expense (including reasonable attorneys fees and court costs), that Buyer may incur in connection with or as a result of such new information (regardless of any indemnification limits or qualifications set forth in any other Section of this Agreement).


                                  ARTICLE VII

                               COVENANTS OF BUYER

         Buyer hereby agrees to keep, perform and fully discharge the covenants and agreements set forth below.

         7.1. Confidentiality. Except as may be required in connection with approval or implementation of this Agreement, or for securities, tax, or other regulatory purposes, neither Buyer, nor any Affiliate of Buyer, nor any of the respective successors and assigns of Buyer or such Affiliates shall use, publish or disclose any information concerning Sellers or their Affiliates prior to the First Closing; provided, however, that the foregoing shall not apply to information that (a) was known by Buyer when received, (b) is or thereafter becomes lawfully obtainable from other sources, (c) is necessary or appropriate to disclose to any regulatory authority having jurisdiction over Buyer or Sellers or any affiliate thereof or as otherwise required by law, or
(d) is reasonably necessary to disclose to confirm the representations and warranties contained herein. In the event of any termination of this Agreement, (i) Buyer shall treat as confidential and proprietary and shall not disclose or use, directly or indirectly, in any manner whatsoever, or permit others under their control to disclose or to use, any such information concerning Sellers or their businesses or products obtained pursuant to or in connection with the transactions which are the subject matter of this Agreement, and (ii) Buyer shall promptly return to Sellers, upon written request, all written information and documents received from any other party, its affiliates, accountants or counsel, in connection with such transactions, including all copies thereof; provided, however, that the foregoing shall in no event prohibit Buyer from using or disclosing any such information in any proceeding that may be brought in connection with such termination. The provisions of this Section 7.1 shall survive any termination of this Agreement.

         7.2. Consents. Buyer shall use its best efforts to obtain or make at the earliest practicable date all other consents, governmental authorizations, approvals, estoppel certificates and filings required to be obtained by it or which may be reasonably necessary to the consummation of the transactions contemplated by this Agreement or which are reasonably requested by Seller.

         7.3. Best Efforts. Buyer shall use its best efforts to consummate the transactions contemplated by this Agreement and shall not take any other action inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby, and from the date hereof through the Second Closing Date, Buyer shall use its best efforts to fulfill the conditions to its own obligations hereunder and to cause its representations and warranties to remain true and correct in all material respects as of the Second Closing Date.

         7.4. Delivery of Services by Buyer After Closing. After the First Closing Date, Buyer, to the extent that it is permitted to do so under its programming agreements, shall deliver (at no cost to Buyer except for costs to reimbursed as provided below) to Novner (a) at the Hills Community Properties, and (b) for a period of three years after the First Closing Date, at the unit locations under the TKR and Warner Contracts, in the event that they are not assigned to Buyer, and any other contracts not accepted by Buyer pursuant to Section 2.2(b) above, the programming carried on any or all wireless cable channels operated by Buyer in the greater Cincinnati, Ohio market for a total price of Buyer's programming costs thereof plus 20%. All obligations of Buyer under this Section 7.4 shall terminate upon the earlier of the termination of this Agreement or, with respect to each contract, upon the assignment, transfer or sale of such contract by Sellers or any other termination of Sellers' obligation to provide programming to such locations. All parties hereto acknowledge that Buyer's and/or its Affiliate's programming agreements may prevent Buyer from delivering any services under this Section 7.4.

         7.5.       Additional Obligations of Buyer.

                    (a) Buyer has agreed to purchase and shall retain all ownership rights in and to the transmitter equipment necessary to build out the MDS-1 channel license and increase the wattage for the E Group Channel license and F Group Channel license (collectively, the "Buyer's Equipment").
In the event that this Agreement is terminated, the Buyer's Equipment shall be returned to Buyer or Sellers may elect to purchase the Buyer's Equipment, within thirty business days after termination of this Agreement with the closing of such sale to be within sixty days after termination of this Agreement, and the sale price shall be Buyer's actual purchase cost and installation expense for the Buyer's Equipment (collectively, the "Equipment Expenses").

         (b) Buyer shall reimburse Sellers for the monthly lease fees under the Tower Lease Agreements, and the monthly headend telephone and electric fees associated with the Tower Lease Agreements incurred by Sellers on and after May 1, 1996 and prior to any termination of this Agreement, within fifteen business days after submission of an invoice(s) to Buyer demonstrating payment by Sellers of such fees.

         7.6. FCC Waiver. In the event that Novner obtains the FCC Waiver by Final Order prior to September 15, 1996, the Second Closing Date shall be accelerated to a date not later than 30 days after Buyer's receipt of the FCC Waiver and at the Second Closing, Buyer shall deliver to Novner an amount equal to the Original SMATV Reduction Amount minus any amounts paid to Novner for Qualifying contracts pursuant to Section 2.2(c)(ii). In the event that Novner obtains the FCC Waiver by Final Order after September 15, 1996 but prior to the Second Closing, at the Second Closing, Buyer shall deliver to Novner an amount equal to the Original SMATV Reduction Amount minus
(a) all costs incurred by Buyer and ATI to cure the potential "cross-ownership" problem, and (b) an amount equal to all amounts paid to Novner for Qualifying contracts pursuant to Section 2.2(c)(ii).



                                  ARTICLE VIII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         Each and all of the obligations of Buyer and to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at each of the First Closing and the Second Closing (except as otherwise provided below), unless waived by Buyer, of the conditions precedent set forth below.

         8.1. Accuracy of Warranties and Performance of Covenants. The representations and warranties of Sellers contained herein shall be accurate in all material respects as if made on and as of the First Closing Date and Second Closing Date, except for changes occurring in the ordinary course of the operation of the Business. Sellers shall have each performed all of the obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with by them on or prior to the First Closing and the Second Closing, as the case may be. Sellers shall have delivered all documents required to be delivered by Sellers at the First Closing or the Second Closing, as the case may be, under Article III.

         8.2. No Pending Action. No action, suit, proceeding, review or investigation before any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded, or which would if successful affect the right of Buyer to own, operate or control the Business or the Business Assets after the date such Business Assets are sold to Buyer.

         8.3. Consents. All consents or assignments that are required for the transfer of the Purchased Assets, or that are required for the consummation of the transactions contemplated hereby, or that are required in order to prevent a breach of or a default under or a termination of any agreement to which any Seller or CWC is a party or to which any portion of the Business or the Business Assets are subject, will have been obtained or provided for on or before the First Closing Date or the Second Closing Date, as the case may be, as provided for in Article III; provided, however, in no event shall Novner be required to deliver consent to assignment and certification agreements and acknowledgement letter as contemplated under Section 3.2(b)(iii) for more than 1,000 Subscribers. At the First Closing and the Second Closing, as the case may be, all regulatory agencies shall have taken such action as may be required to permit the consummation of the transactions contemplated hereby, and such actions shall remain in full force and effect.

         8.4. Condition of the Purchased Assets. There shall have been no material adverse change between the date of this Agreement and the First Closing Date regarding the SMATV Contracts, the Tower Lease Agreement, the Approvals related to the SMATV Assets, or the physical condition of any of the SMATV Assets or the assets owned by CWC. There shall have been no material adverse change between the date of this Agreement and Second Closing Date regarding the Channel Rights, the Approvals related to the Wireless Assets, or the physical condition of any of the Purchased Assets to be assigned at the Second Closing.

         8.5. No Adverse Actions by Securities Agencies. No Federal or state agency shall have taken any formal or informal action, or made any statement, indicating that it believes the sale and transfer of the Stock to Buyer is not exempt from applicable registration requirements.

         8.6. Ownership of CWC Stock. As of the Second Closing Date (a) Alvin and Phyllis shall be the record and beneficial owner of the shares of the Stock as set forth on Schedule 1.1(t) hereto, (b) other than as set forth in
Schedule 1.1(t), there shall be no outstanding capital stock of CWC or rights to acquire capital stock of CWC, and (c) each of Phyllis and Alvin shall have good and marketable title to such shares of the Stock and the absolute right, power and capacity to sell, assign, transfer and deliver the same to Buyer free and clear of any liens, encumbrances, pledges, security interests, restrictive agreements, transfer restrictions, voting trust arrangements, claims and imperfections of any nature whatsoever.

                                   ARTICLE IX

               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS

         Each and all of the obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at each of the First Closing and the Second Closing (except as otherwise provided below), unless waived by Sellers, of the conditions precedent set forth below.

         9.1. Accuracy of Warranties and Performance of Covenants. The representations and warranties of Buyer contained herein shall be accurate in all material respects as if made on and as of the First Closing Date and Second Closing Date, except for changes occurring in the ordinary course of operation of Buyer's business. Buyer shall have performed all of the obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with by it on or prior to the First Closing or the Second Closing, as the case may be. Buyer shall have delivered all documents and monies required to be delivered by Buyer at the First Closing and the Second Closing, as the case may be, under Article III. It shall be a condition precedent to Sellers' obligations to sell the Wireless Assets to Buyer at the Second Closing, that the First Closing shall have occurred.


                                   ARTICLE X

                    SURVIVAL AND INDEMNIFICATION; FAILURE TO
                         CLOSE; AND LIQUIDATED DAMAGES

         10.1. Survival. All representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive the Second Closing and shall be fully effective and enforceable for a period of one year following the Second Closing Date or such longer period as provided for in any other section of this Agreement, but shall thereafter be of no further force or effect, except as they relate to claims for indemnification timely made pursuant to this Article or claims alleging fraud on the part of a party hereto, further except for the covenants in Articles VI and VII, which shall survive indefinitely. Any claim for indemnification asserted in writing before the first anniversary of the Second Closing Date shall survive until resolved or judicially determined.

         10.2.      Indemnification.

         (a) A party shall not be entitled to indemnification or any other remedy under this Agreement with respect to a representation or warranty which is inaccurate and which the party seeking the indemnification had actual acknowledge that such representation or warranty was inaccurate. No party shall take any action to seek indemnification hereunder unless such party notifies the party it is seeking indemnification from promptly upon becoming aware of the default in question and gives such party sixty days to cure any default which is the cause of such indemnification request.

         (b) Each party shall indemnify and hold harmless the other, from and against any and all "out-of-pocket" loss, damage, expense (provided that with respect to the obligations listed on Schedule 6.8 hereto, the out-of-pocket limitation shall not apply) (including court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses for investigating and defending), suit, action, claim, liability or obligation related to, caused by or arising from any misrepresentation, breach of a warranty or failure to fulfill any covenant or agreement contained herein, together with interest at a floating interest rate equal at all times to the rate of interest publicly announced from time to time by the First National Bank of North Carolina as its corporate prime rate (or its equivalent) from the date upon which such loss, damage, expense or liability was incurred to the date of payment. For purposes of this Agreement, "out-of-pocket" expenses shall include, but shall not exceed, in the event that Buyer does not obtain complete rights to use the Wireless Assets (excluding the MDS-1 channel and the MDS-2 channel in Cincinnati, Ohio), either by assignment or lease pursuant to the channel lease agreements delivered under Section 3.2(c)(v) above, the $2,966,804 of the Purchase Price payable hereunder, or the amount thereof attributable to such individual Wireless Asset.

         (c) Any party seeking indemnification shall give written notice to the indemnifying party of the facts and circumstances giving rise to the claim promptly after becoming aware of such facts and circumstances. The loss, damage and expense incurred by a party shall be determined on a net after-tax basis and shall take into account any insurance proceeds received by such party.
         10.3. Defense Against Asserted Claims. Any party seeking indemnification (the "Indemnified Party") shall give written notice to the indemnifying party ("Indemnifying Party") of the facts and the circumstances giving rise to the claim promptly after becoming aware of such facts and circumstances. The

Indemnified Party shall not settle or compromise any claim by a third party for which the Indemnified Party is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, unless legal action shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit within 60 days after notification thereof as provided herein. In connection with any claim giving rise to indemnification hereunder resulting from or rising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding without prejudice to the right of the Indemnifying Party thereafter to contest its obligation to indemnify the Indemnified Party in respect to the claims asserted therein. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel to conduct the defense in such claims and legal proceedings and at its sole cost and expense shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any claim or legal proceeding, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), unless the Indemnifying Party admits in writing its liability to hold the Indemnified Party harmless from and against any losses, damages, expenses and liabilities arising out of such settlement and concurrently with such settlement, the Indemnifying Party pays into the court the full amount of all losses, damages, expenses and liabilities to be paid by the Indemnifying Party in connection with such settlement and, if such settlement would impose or affect ongoing obligations of the Indemnified Party, the Indemnified Party consents thereto, which consent shall not be unreasonably withheld. The Indemnified Party shall be entitled to participate in the defense of any such action with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom in accordance with the terms hereof, the Indemnified Party may defend such claim or litigation in such a manner as it may deem appropriate, including settling such claim or litigation, after giving notice of the same to Indemnifying Party on such terms as the Indemnified Party may deem appropriate, and provided that the Indemnified Party shall have complied with this Section
10.3 in any action by the Indemnified Party seeking indemnification from Indemnifying Party in accordance with the provisions of this Section, Indemnifying Party shall not be entitled to question the manner in which the Indemnified Party defended such claim or litigation or the amount or nature of any such settlement. In the event of a claim by a third party, the Indemnified Party shall cooperate with the

Indemnifying Party in the defense of such action (including making a personal contact with the third party if deemed beneficial) and the relevant records of each party shall be made available on a timely basis.

         10.4. Failure to Close Because of Default. In the event that the First Closing is not consummated on or before July 31, 1996 or the Second Closing is not consummated on or before November 15, 1996, by virtue of a default made by a party in the observance or in the due and timely performance of any of its material covenants or agreements herein contained, the parties shall have and retain all of the rights afforded them at law or in equity by reason of that default, except as otherwise provided in Section 10.7 below; provided, however, that in no event shall any party hereto be responsible for money damages if such party has complied with Section 11.9 and, in the case of Buyer, Buyer's sole remedy shall be the return of the First LOI Deposit and the Second LOI Deposit (if applicable) and specific performance, and, in the case of Sellers, Sellers' sole remedy shall be as set forth in Section 10.7. In addition, Sellers acknowledge that the Purchased Assets are unique, that a failure by Sellers to complete the transactions contemplated by this Agreement will cause irreparable and continuing damage to Buyer, and that actual damages for any such failure may be difficult to ascertain and may be inadequate and that Buyer will have no adequate remedy at law. Consequently, Sellers agree that Buyer, its Affiliates, successors and assigns shall be entitled, at Buyer's sole election, to specific performance of any of the provisions of this Agreement in addition to any other legal or equitable remedies to which Buyer may otherwise be entitled.

         10.5.      Failure to Close Without a Default.

         (a) In the event that the First Closing is not consummated on or before July 31, 1996 and all of the conditions precedent set forth in
Article VIII have been satisfied Sellers, Sellers shall have the right to acquire Buyer's wireless cable channel rights in the Cincinnati market, as set forth on Schedule 10.5 attached hereto ("Buyer's Channel Rights"), and Buyer's Equipment for an amount equal to (a) Buyer's actual investment in Buyer's Channel Rights (which amount shall be determined by Buyer acting in good faith), (b) the Expense Advance, (c) all amounts paid to Sellers under Section 7.5(b), (d) the Equipment Expenses, (e) $90,000 representing the MDS-1 and MDS-2 advance, and (f) the Second LOI Deposit (to the extent the First Deposit and the Second Deposit are returned to Buyer under the applicable escrow agreement, such amounts shall be credited against the purchase price for Buyer's Channel Rights). Such right must be exercised by written notice thereof by Sellers delivered to Buyer prior to

August 10, 1996. In the event of such exercise by Sellers, the purchase of Buyer's Channel Rights under this Section 10.5 shall constitute Sellers' sole remedy against Buyer for Buyer's failure to close the transactions contemplated hereunder and/or Buyer's breach of any representation, warranty, agreement, covenant or obligation hereunder.

         (b) Notwithstanding anything herein contained to the contrary, in the event that the sale of the SMATV Assets to Buyer does not occur on or before June 30, 1996 and Buyer has not breached any representation or warranty made herein or defaulted in the observance or in the due and timely performance of any of its covenants or agreements herein contained, then Buyer shall have the option to extend the First Closing Date to a date not later than July 31, 1996, and amend the Purchase Price adjustment set forth in Section 2.2(b)(ii) so that the number "2,400" in such Subsection is replaced with the number "2,500."

         10.6. Reimbursement of Costs. The costs and expenses, including fees and disbursements of counsel and expenses of investigation, incurred by any Indemnified Party in connection with any claim made under this Article X shall be reimbursed on a quarterly basis by the Indemnifying Party, without prejudice to the Indemnifying Party's right to contest the Indemnified Party's right to indemnification and subject to refund (with interest computed as provided in Section 10.2(a)) in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

         10.7. Termination Fees and Liquidated Damages. In the event that Buyer terminates this Agreement pursuant to Sections 3.6(a)(i), (ii), (iii), or
(iv) of this Agreement, Sellers shall be entitled to keep the First LOI Deposit, the Second LOI Deposit shall be returned to Buyer, and Sellers shall be obligated to take the actions required under Section 6.13, which shall survive termination of this Agreement. In the event that Sellers terminate this Agreement pursuant to Sections 3.6(a)(v) or (vi) of this Agreement, Sellers shall be entitled to keep the First LOI Deposit and the Second LOI Deposit, and Sellers shall be obligated to take the actions required under
Section 6.13, which shall survive termination of this Agreement. Buyer and Sellers agree that Sellers' damages from a termination of this Agreement or any breach hereof by Buyer are difficult to precisely determine mutually and agree that the monies to be paid as set forth in the preceding sentence and Sellers' right to acquire Buyer's Channel Rights (including Buyer's Equipment) as set forth in Section 10.5(a) are each a good faith and reasonable estimate of damages for each such circumstance and are enforceable as liquidated damages and not as a penalty. The termination rights provided in Sections 3.6(a)(v) and 3.6(a)(vi) and the liquidated damages provided for in this Section 10.7 shall be Sellers' sole remedy against Buyer for termination of this Agreement due to any breach of this Agreement by Buyer.



                                   ARTICLE XI

                               GENERAL PROVISIONS

         11.1. Amendments and Waiver. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         11.2. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered in person or sent by registered or certified mail, postage prepaid, or by telecopy, telegram or telex as follows:

         (a)        If to Novner:

                    Novner Enterprises
                    9915 Springfield Pike
                    Cincinnati, Ohio  45215
                    Attn:  Howard Friedman


                    With a copy to:

                    David A. Gronke, Esq.
                    Vorys, Sater, Seymour & Pease
                    2100 Atrium Two
                    221 East Fourth Street
                    Cincinnati, Ohio  45201-0236

         (b)        If to Alvin and Phyllis:

                    Novner Enterprises
                    9915 Springfield Pike
                    Cincinnati, Ohio  45215
                    Attn:  Alvin Novick

                    With a copy to:

                    David A. Gronke, Esq.
                    Vorys, Sater, Seymour & Pease
                    2100 Atrium Two
                    221 East Fourth Street
                    Cincinnati, Ohio  45201-0236

         (c)        If to Buyer:

                    American Telecasting of Cincinnati, Inc.
                    5575 Tech Center Drive, Suite 300
                    Colorado Springs, Colorado 80919
                    Attention:  President

                    With a copy to:

                    Cynthia J. Levitt, Esq.
                    McDermott, Will & Emery
                    1850 K Street, N.W., Suite 500
                    Washington, D.C. 20006

Any party may change its address for receiving notice by written notice given to the others named above.

         11.3. Expenses. Each party shall pay all costs and expenses incurred by such party in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated hereby. The provisions of this Section shall survive any termination of this Agreement.

         11.4. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.5. Successors and Assigns; Joint and Several Liability of Sellers. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and assigns. Sellers shall not be entitled to assign their rights or duties under this Agreement without the prior written consent of Buyer. Buyer shall be entitled to assign its rights and duties under this Agreement without the prior written consent of Sellers to American Telecasting, Inc., or any Affiliate of American Telecasting, Inc.
With respect to the separate obligations and liability of Novner, Alvin and Phyllis under this Agreement and except as set forth in Section 3.5, their liability shall be separate and several; provided, however, that all obligations of Alvin and Phyllis shall be joint and several.

         11.6. Entire Transaction. This Agreement and the documents referred to herein contain the entire understanding among the parties with respect to the transactions contemplated hereby, and supersede all other agreements, understandings and undertakings among the parties on the subject matter hereof.

         11.7. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado.

         11.8. Other Rules of Construction. References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. Words importing any gender shall include the other gender. The word "or" is not exclusive. The word "including" shall mean including, without limitation. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.9. Reasonable Efforts. Subject to the terms and conditions provided for herein, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

         11.10. Announcements. No public announcement of this Agreement or any transaction contemplated hereby shall be made by any party prior to the First Closing without the written approval of the other parties hereto (which approval shall not be unreasonably withheld), except as required by law or the regulations of any securities exchange. Each party shall use its best effort to maintain the confidentiality of the terms of the purchase and sale transaction contemplated hereby, except as required by law, or to implement this Agreement, or as necessary to protect the interests of such party hereunder.

         11.11. Limitations on Obligations of Sellers. Notwithstanding the fact that the term "Sellers" as defined in this Agreement includes Novner, Alvin and Phyllis, any covenant, agreement or obligation of Sellers set forth in this Agreement shall be an obligation only of the Seller in question (Novner, Alvin or Phyllis, as the case may be) who owns or operates the Business or the Business Assets as to which the covenant, agreement or obligation relates or arises out of or in connection with; and no Seller shall be liable or responsible for, or obligated to perform or deemed to have assumed or guaranteed any covenant, agreement or obligation which relates to the Business or Purchased Assets owned and being sold by any other Seller. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary in this Agreement or otherwise (except as set forth in Sections 3.5 and 11.13 hereof), Alvin and Phyllis shall not be liable or responsible for or obligated to perform or deemed to have assumed or guaranteed any covenant, agreement or obligation related to the SMATV Assets or the Business owned by and being sold by Novner, nor shall Alvin and Phyllis be deemed liable or responsible for or obligated to perform or deemed to have assumed any agreement or obligation of Novner to any third party, or which arises under this Agreement (or otherwise), or which would arise under this Agreement by reason of the fact that the definition of "Sellers" includes Novner, Alvin and Phyllis collectively. Without limiting the generality of the foregoing, by way of example, Alvin and Phyllis shall not be responsible for, nor shall they be deemed to have agreed pursuant to Section
1.4 to indemnify and defend Buyer against, any liability, obligations, loss, claim, damage, cost or expense of Novner or arising from or related to Novner's business or Novner's Purchased Assets.

         11.12. American Telecasting, Inc. Guaranty. In consideration of Sellers execution and delivery of this Agreement and their agreement to perform the transactions contemplated hereby, ATI hereby guarantees absolutely and unconditionally, in the event Sellers have satisfied all conditions to the First Closing and the Second Closing, as the case may be, the payment of the Purchase Price then payable to Sellers as set forth in this Agreement and the payment of all other monetary obligations of Buyer to Sellers hereunder. Such guarantee is a guarantee of payment, not collection, and Sellers shall be entitled to proceed directly against ATI in the case of default by Buyer hereunder and under the Management Agreement, the MDS Escrow Agreement, the Indemnification Escrow Agreement, and the Subscriber Escrow Agreement. ATI's obligations hereunder shall not be affected by Buyer's bankruptcy. ATI also acknowledges and agrees to be bound by the terms of Sections 7.5(a) and 10.5(a).

         11.13. Set-Off. Notwithstanding the provisions of Sections 11.5 and 11.11, at the Second Closing, Buyer shall be entitled to set-off any amount owing from any Seller hereunder to Buyer such amount against the Second Closing Payment.

         11.14. Partial Invalidity. In the event that any provision of this Agreement or the documents to be delivered hereunder shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof or thereof.

                       (signatures on the following page)

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer all as of the date first written above.


BUYER:                               AMERICAN TELECASTING OF CINCINNATI, INC.


                                     By: ___________________________________
                                     Name: Robert D. Hostetler
                                     Title: President


SELLERS:                             NOVNER ENTERPRISES, INC.


                                     By: __________________________________
                                     Name: ________________________________
                                     Title: _______________________________


                                                                 (signature)
                                     --------------------------------------
                                     Alvin Novick                     (name)
                                     --------------------------------------


                                                                 (signature)
                                     --------------------------------------
                                     Phyllis Novick                   (name)
                                     --------------------------------------

                               LIST OF SCHEDULES


Schedule 1.2(b)                      SMATV Contracts
Schedule 1.2(c)                      Approvals
Schedule 1.2(d)                      Transmission Equipment
Schedule 1.2(e)                      Tower Lease Agreement
Schedule 1.2(f)                      Miscellaneous Assets
Schedule 1.2(s)                      Vehicles
Schedule 1.2(t)                      Stock
Schedule 1.2(z)                      Excluded Assets
Schedule 2.1(a)                      Indemnification Escrow Agreement
Schedule 2.1(b)(iii)                 Subscriber Escrow Agreement
Schedule 2.1(c)(iii)                 MDS Escrow Agreement
Schedule 2.2(d)                      TKR and Warner Contracts
Schedule 3.2(a)(v)                   Management Agreement
Schedule 3.2(a)(vi)                  Lease
Schedule 3.2(b)(ii)                  General Assignment and Bill of Sale
Schedule 3.2(b)(iii)(A)              Consent to Assignment and Certification
                                     Agreements
Schedule 3.2(b)(iii)(B)              Acknowledgment Letters
Schedule 3.2(b)(vi)                  Opinion of Corporate counsel ("First
                                     Closing")
Schedule 3.2(b)(vii)                 Non-Competition Agreement
Schedule 3.3(b)(iv)                  Opinion of Corporate Counsel ("Second
                                     Closing")
Schedule 3.3(b)(v)                   Channel Lease Agreement
Schedule 3.3(b)(viii)                Opinion of FCC Counsel
Schedule 4.5                         Financial Statements
Schedule 4.9                         Leases
Schedule 4.10                        Material Contracts
Schedule 4.15                        Licenses and Permits
Schedule 4.19                        Insurance
Schedule 4.21                        Channel Rights
Schedule 4.22                        Retransmission Consent; Copyright
Schedule 4.23                        CARS and STLS
Schedule 4.24                        Employees
Schedule 4.25                        Subscriber Information
Schedule 4.26                        Subscriber Premise Equipment
Schedule 4.29(a) and (b)             MDS-1 and MDS-2 Documents
Schedule 6.9                         Liabilities
Schedule 10.5                        Buyer's Channel Rights